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CD&A Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Virtusa Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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August 17, 2020

Dear Virtusa Stockholders and Stakeholders:

         It is likely that what we do touches your lives daily, even if you do not see our name on products or services you buy as individuals. Virtusa is a leading global information technology (IT) services firm providing deep industry based digital engineering and consulting. We design and build end-to-end digital systems and applications that help businesses move faster, operate more efficiently, and serve their customers in ways that are optimized for today's digital economy. Our digital engineering services and solutions meet some of the most complex and rapidly evolving technology needs of Global 2000 customers worldwide.

         The emergence of the COVID-19 pandemic in early 2020 has created unprecedented challenges for economies and communities around the world. It has also created challenges for Virtusa and the IT services industry as a whole. From this crisis, however, we have learned just how important Virtusa is to our clients, and how dedicated our global team is to serving our clients to ensure their success even under the most extraordinary circumstances. Since the onset of COVID-19, we have upheld our commitment to our clients by maintaining nearly uninterrupted service and developing new solutions that help them address the economic challenges of the pandemic. We have also doubled down on our commitment to our stockholders by intensifying our efforts under our Three-Pillar strategy to increase our profitable revenue growth, achieve greater revenue diversification, and improve our long-term gross and operating margins. Finally, and most importantly, we have kept our commitment to our employees and our community by doing everything in our power to ensure the health and well-being of our global team members and their families. Today, nearly all of our global delivery team has the ability to work from home and we have put strict measures in place to help ensure our people remain safe and healthy.

         Looking ahead to the remainder of our fiscal 2021 and beyond, we remain steadfast in our commitment to our clients, our stockholders, our team, and our community. We will continue to help our clients in their time of need by delivering leading services and solutions that help them navigate the challenges of COVID-19 and emerge stronger competitors in their respective industries. To do so, we will focus on strengthening our skills and capabilities that enable our clients' digital transformation and empower our clients to flourish in the digital economy. We have already launched several new initiatives on both the client development and cost containment sides of our business to ensure we continue to make progress against our long-term plan and deliver increased value to our stockholders. In addition, we recently increased the strength of our already exceptional board of directors with the election of former Wipro Chief Executive Officer, Abidali Neemuchwala, to our board of directors. Finally, we will focus on finding and keeping the best people throughout our organization. Our performance management systems are individual, real time, continual, and visible to all employees. We monitor and disclose turnover data and apply our own digital expertise to encourage employee feedback, engagement, training, retention and well-being.

         Our focus on sustainable operations helps reduce our risks and enhance our financial sustainability. Our key sustainability disclosures are third-party certified by International Organization for Standardization ("ISO") and Occupational Health and Safety Assessment Series ("OHSAS") and result in excellent grades from leading scorers including top marks from Institutional Shareholder Services Inc. ("ISS") for environmental and social, an A from MSCI and a B from CDP.

         On behalf of the board and management, we extend our appreciation for your support and interest in Virtusa.

Very truly yours,

Kris Canekeratne Board Chair and CEO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Virtusa Corporation:

You are cordially invited to attend the annual meeting of stockholders of Virtusa Corporation, a Delaware corporation (the "Company").

DATE
October 2, 2020

TIME
8:00 a.m.
(Eastern Daylight Time)

The annual meeting will be held virtually via https://www.cesonlineservices.com/vrtu20_vm, and will begin promptly at 8:00 a.m. If you plan to participate in the virtual meeting, you will need to pre-register by 8:00 a.m. EDT on October 1, 2020. To pre-register for the meeting, please follow the instructions provided under "General Information" in the proxy statement accompanying this notice. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend. Stockholders may only participate online and must pre-register.

ITEMS OF BUSINESS:
At the annual meeting, you will be asked:

  1.
  To elect two (2) class I directors, as nominated by our board of directors, to our board, each to serve for a three-year term, until his/her respective successor has been duly elected and qualified, or until his/her earlier death, resignation or removal and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier;

  2.
  To ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year; and

  3.
  To approve, on an advisory basis, the compensation of our named executive officers.

           Proposal 1 relates solely to the election of two (2) class I directors and the one (1) Series A director nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company. New Mountain Vantage Advisers, L.L.C. ("NMV") has filed a proxy statement reflecting that it has nominated two individuals for election as directors at the annual meeting in opposition to the nominees recommended by our board of directors. Any candidates nominated by NMV have NOT been endorsed by our board of directors. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU DO NOT SIGN ANY PROXY CARDS SENT TO YOU BY NMV. IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY NMV, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED, OR, IF YOUR SHARES ARE HELD IN STREET NAME, BY INSTRUCTING YOUR BROKER TO VOTE YOUR SHARES FOR THE WHITE PROXY CARD.

RECORD DATE:
Only stockholders of record at the close of business on August 4, 2020, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

HOW TO VOTE:
All stockholders are cordially invited to attend the annual meeting virtually. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to submit your vote via the Internet, or by telephone, following the instructions on the WHITE proxy card, or by completing, signing and dating the enclosed WHITE proxy card and returning it in the envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you vote via the Internet or by telephone or send your proxy in, you will not limit your right to vote virtually at the annual meeting. If you have any questions about the annual meeting or how to vote your shares, please contact MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the annual meeting. Stockholders may call toll free at 1-800-322-2885 or collect at 212-929-5500.

By order of the Board of Directors,

Ranjan Kalia Executive Vice President, Chief Financial Officer,
August 17, 2020	Treasurer and Secretary

VIRTUSA CORPORATION
PROXY STATEMENT
For the Annual Meeting of Stockholders
To be Held on October 2, 2020

General Information

2020 Annual Stockholders Meeting

          This proxy statement and the accompanying WHITE proxy card are furnished in connection with the solicitation of proxies by the board of directors of Virtusa Corporation, a Delaware corporation (the "Company," "our," "we" or "us"), for use at the annual meeting of stockholders to be held on October 2, 2020, at 8:00 a.m., local time, or at any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended March 31, 2020, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the accompanying WHITE proxy card are expected to be first mailed to stockholders on or about August 17, 2020.

          The purposes of the annual meeting are to (i) elect two (2) class I directors, as nominated by our board of directors, for a three-year term, and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, as nominated by our board of directors, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, (ii) ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, and (iii) to approve, on an advisory basis, the compensation of our named executive officers, or NEOs. The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants and FOR approval, on an advisory basis, of the compensation of our NEOs.

          Only stockholders of record at the close of business on August 4, 2020, the record date, will be entitled to receive notice of and to vote at the annual meeting. As of the record date, 33,246,972 shares of common stock, $.01 par value per share, of the Company were eligible to vote at the annual meeting, of which 30,246,972 shares of common stock were issued and outstanding and 3,000,000 shares of common stock were issuable upon conversion of the 108,000 shares of Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") which are issued and outstanding. The holders of common stock (including the 3,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock) are entitled to one vote per share on any proposal presented at the annual meeting.

          The annual meeting will be held virtually via https://www.cesonlineservices.com/vrtu20_vm, and will begin promptly at 8:00 a.m. EDT. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend. Stockholders may only participate online and must pre-register. In order to attend the virtual-only meeting, you will need to pre-register by 8:00 a.m. EDT on October 1, 2020. To pre-register for the meeting, please follow these instructions:

          If your shares are registered in your name with our transfer agent and you wish to attend the virtual meeting, please go to https://www.CESVote.com, enter the control number you received on your WHITE proxy card to access the voting page, then click on the "Click here to pre-register for the online meeting" link at the top of the page.

          If you do not have your WHITE proxy card, you may pre-register to attend the virtual meeting by emailing your proof of ownership of shares of our common stock as of August 4, 2020 to VRTURegister@Proxy-Agent.com. Your proof of ownership may include a copy of your proxy card received either from us or from NMV or a statement showing your ownership of shares of our common stock as of August 4, 2020. After pre-registering, and upon verification of your ownership, you will receive a confirmation email prior to the annual meeting with instructions for attending the virtual annual meeting online.

          If your shares are not registered in your name with our transfer agent, but you are a beneficial owner and your shares are held by a broker, bank, financial institution or other nominee or intermediary in "street name" as of August 4, 2020, you may pre-register to attend the annual meeting by emailing VRTURegister@Proxy-Agent.com and attaching evidence that you beneficially owned shares of our common stock as of August 4, 2020, which evidence may consist of a copy of the Voting Instruction Form (or Notice) provided by your broker, bank, financial institution or other nominee or intermediary, an account statement, or a letter or legal proxy from such custodian. After pre-registering, and upon verification of your ownership, you will receive a confirmation email prior to the annual meeting with instructions for attending the virtual annual meeting online.

          Stockholders may submit their vote via the Internet, by telephone (following the instructions on the WHITE proxy card), or by completing, signing and dating the enclosed WHITE proxy card and returning it in the envelope provided as soon as possible so that the stockholder's shares will be represented at the annual meeting. If you attend the annual meeting, you may vote virtually even if you have previously returned your WHITE proxy card or voted via telephone or the Internet. Voting via the Internet or telephone will not limit your right to vote virtually at the annual meeting as stated above. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting virtually (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent before the taking of the vote at the annual meeting so as to be delivered to Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772, Attention: Secretary.

          The representation virtually or by proxy of a majority of the shares of the capital stock of the Company issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker "non-votes" will not occur if the 2020 Annual Meeting of Stockholders is contested (see the foregoing discussion). It is currently anticipated that the 2020 Annual Meeting of Stockholders will be contested.

          For Proposal 1, our by-laws require that each director nominee shall be elected if the number of votes cast for such nominee's election exceed the number of votes cast against such nominee's election, except where a different vote is required by law, the certificate of incorporation (including any certificates of the powers, designations, preferences and rights of any class or series of stock) or the by-laws; provided, however, that in a contested election, a nominee shall be elected by a plurality of the votes cast, meaning that the director nominees receiving the most votes would be elected. The certificates of the powers, designations, preferences and rights of the Series A Convertible Preferred Stock require that the Series A Director shall be elected by the affirmative vote of a majority of the votes properly cast by the holders of the Series A Convertible Preferred Stock for such election at the annual meeting.

          New Mountain Vantage Advisers, L.L.C. ("NMV") has filed a proxy statement reflecting that it has nominated two individuals for election as directors at the annual meeting in opposition to the nominees recommended by our board of directors. If NMV proceeds with its alternative nominations, the election of directors would be considered a contested election. As a result, the two (2) director nominees for the Class I directors receiving the most votes at the annual meeting will be elected and the one (1) Series A director shall be elected by a majority of the votes properly cast by the holders of Series A Convertible Preferred Stock for such election at the annual meeting. You may not vote your shares cumulatively or for a greater number of persons than the number of director nominees named in this proxy statement. In the event NMV does not proceed with its nominations or withdraws its nominees on or prior to the day preceding the date the Company first mails the proxy materials for the annual meeting to the Company's stockholders, the election of directors will not be contested, and the director nominees for Class I directors will be elected if the number of votes cast for such nominee's election exceed the number of votes cast against such nominee's election.

          For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, and for Proposal 3, the advisory approval of compensation of our NEOs, an affirmative vote of a majority of the shares properly cast for and against each such matter is required for approval.

          Brokerage firms, banks and other nominees who hold shares on behalf of their clients in "street name" are not permitted to vote the shares if the clients do not provide instructions (either vote FOR, or vote AGAINST, WITHHOLD their vote, or ABSTAIN) on matters that are not routine matters. If NMV provides proxy materials in opposition to our board of directors to your broker to forward to you on its behalf, your broker will not have discretionary authority to vote your shares on any of the matters to be presented at the annual meeting. Therefore, if you hold your shares in "street-name" through a broker or other nominee, absent voting instructions from you, your shares will not be counted as voting and will have no effect on those proposals requiring approval by a plurality or majority of the votes cast. On the other hand, in the absence of NMV providing proxy materials in opposition to our board to your broker to forward to you on its behalf, Proposal 2 to ratify the appointment of our independent registered public accountants will be a "routine" matter for which your broker does not need your voting instruction in order to vote your shares. Abstentions and broker "non-votes" will have no effect in determining the outcome of Proposal 1. Abstentions and broker "non-votes" are not counted as votes cast for or against a matter and thus will have no effect on Proposals 2 and 3.

          All properly executed WHITE proxies returned in time to be counted at the annual meeting will be voted by the named proxies at the annual meeting. Where a choice has been specified on the WHITE proxy with respect to the foregoing matters, the shares represented by the WHITE proxy will be voted in accordance with the specifications. If you return a validly executed WHITE proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, such WHITE proxies will be voted FOR election of the director nominees set forth on the WHITE proxy card, FOR ratification of the appointment of our independent registered public accountants for the current fiscal year, and FOR the approval, on an advisory basis, of the compensation of our

NEOs. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU DO NOT SIGN OR OTHERWISE VOTE USING ANY PROXY CARD SENT TO YOU BY NMV.

          If you have any questions or require assistance with voting, please call:

Toll-Free at 800-322-2885
Call Collect at 212-929-5500
Email: VRTU@mackenzieparnters.com

          Aside from the election of directors, the ratification of the appointment of the independent registered public accountants and the advisory vote on the compensation of our NEOs, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named as attorney-in-fact in the proxies.

          You may receive proxy solicitation materials from NMV, including an opposition proxy statement and proxy card. Our board of directors recommends that you do not sign or otherwise vote using any proxy card sent to you by NMV. To vote as our board of directors recommends, stockholders must use the WHITE proxy card or attend the annual meeting and vote virtually. Voting against any NMV nominees or voting to withhold or abstain on the proxy card sent to you by NMV will not be counted as a vote for our board's nominees and will result in the revocation of any previous vote you may have cast on the WHITE proxy card. If you wish to vote pursuant to the recommendation of our board of directors, you should disregard any proxy card you receive other than the WHITE proxy card. If you have previously voted using the proxy card sent to you by NMV, you have the right to change your vote by executing a later dated WHITE proxy card or by attending and voting at the annual meeting. Only the latest dated proxy you submit will be counted.

          OUR BOARD RECOMMENDS THAT YOU DO NOT VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY NMV.

          WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR PLEASE PROMPTLY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE WHITE PROXY CARD, IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE WHITE PROXY CARD IS MAILED IN THE UNITED STATES.

          IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT GOVERNMENT ISSUED PICTURE IDENTIFICATION.

Expenses and Solicitation

          Our board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. Further, we may reimburse brokers, banks and other nominees that hold shares of our common stock on behalf of beneficial owners for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners of our common stock. In the event of a contested proxy solicitation for the election of directors, Virtusa may incur additional costs related to the mailing and printing of proxy materials, data processing and tabulation costs, and other related expenses of up to approximately $130,000 in the aggregate in excess of those normally spent for an annual meeting.

          We have retained MacKenzie Partners, Inc. ("MacKenzie") to aid in soliciting proxies and advise on certain matters relating to the annual meeting for a fee estimated not to exceed $350,000 plus reasonable out-of-pocket expenses. MacKenzie has informed us that approximately twenty-five (25) of its employees will assist in the solicitation. Proxies may be solicited on our behalf by telephone or through other means by our directors, officers and other employees who will receive no additional compensation for such services. Appendix B to this proxy statement sets forth information relating to our directors, nominees, executive officers and employees who are considered "participants" in our solicitation under the rules of the Securities and Exchange Commission (the "SEC"). If there is a contested solicitation for the election of directors at the annual meeting, Virtusa will also incur significant additional expenses related to the solicitation (in excess of those normally spent for an annual meeting). To date, as a result of the nomination of candidates by NMV and the potential proxy contest related thereto, the Company has incurred approximately $700,000 related to the fees of legal, financial and other advisors (including MacKenzie). If the contested solicitation proceeds, we expect to incur an additional $2,000,000 of such fees and expenses, resulting in an aggregate amount of up to approximately $2,700,000.

VIRTUSA AT A GLANCE

          Virtusa is a leading global provider of digital engineering, consulting, and information technology ("IT") services and solutions that help our clients change, disrupt, and unlock new value. We combine our deep industry and domain expertise with the right tools, techniques, accelerators and agile teams to help businesses move forward, faster.

          Our digital engineering services and solutions solve some of the most complex and rapidly evolving problems for global 2000 companies.

          Our experience with a large customer base provides us with real-time, granular, and globally differentiated market intelligence to investments in the research, infrastructure, and training.

          We are innovation engineers.

Our mission

          We apply domain and technology innovation to accelerate business outcomes for our clients.

  •
  This enable our clients to create distinctive experiences, transform their businesses, grow revenue, and deliver efficiencies.

  •
  We are an innovative global firm that attracts, develops, inspires, and retains exceptional talent.

  •
  We strive to be socially conscious and responsible corporate citizens.

Our strategy

          With over 22,000 world class professionals, servicing clients from 50+ locations in 24 countries, our strategy focuses on three fundamental pillars:

  •
  Increase profitable revenue growth by targeting large digital and cloud transformation engagements

  •
  Achieve greater revenue diversification, categorized by geography, industry and client

  •
  Increase gross and operating margins through pyramid efficiencies, project profitability and general and administrative expense leverage.

Our values

          Agile in thought and transparent in action, our organization is innately driven to find a better way through our PIRL values.

  •
  Passion – to inspire our global teams to deliver extraordinary results.

  •
  Innovation – to applying intellectual curiosity to reimagine better business outcomes for our clients.

  •
  Respect – to protect our environment, honor our diversity and treat everyone with dignity.

  •
  Leadership – to take personal responsibility when things go awry and always ascribe success to the team.

FY2020 performance highlights

  •
  For the fiscal year ended March 31, 2020, revenue was $1.312B, an increase of 5.2% over the prior fiscal year. On a constant currency basis revenue increased 5.6% year-over-year.

  •
  We reported GAAP income from operations of $80.2M for FY2020, an increase from $70.3M from FY 2019.

  •
  GAAP net income available to common shareholders was $43.6M for FY2020 or $1.42 per diluted share, compared to $11.8M or $0.38 per diluted share for FY 2019.

  •
  Non-GAAP income from operations was $113.8M for FY2020, compared to $123.2M for FY2019.

  •
  Non-GAAP net income was $71.9M for FY2020 or $2.14 per diluted share, compared to $71.3M or $2.12 per diluted share for FY 2019. (For a reconciliation of each non-GAAP financial measure to the most comparable GAAP measures, see page 62 of our 10K filed on May 28, 2020 and Appendix A attached to this proxy statement).

Background of the Solicitation

          The following timeline is provided to make clear how extensive the discussions have been between the Company and New Mountain Vantage Advisers, L.L.C. ("NMV"), regarding the Company's business and potential candidates to join our Board. We believe this illustrates our openness to input from all shareholders and stakeholders as well as the earnestness of our efforts to seek a resolution without incurring the expenses of a proxy contest. NMV has filed a proxy statement reflecting that it has nominated two directors in opposition to the two Class I directors who are recommended by our Board for election. The Board does not endorse the NMV nominees and unanimously recommends you use the WHITE proxy card to vote FOR the election of each of the nominees proposed by the Board. The Board also recommends that you do not sign or return any proxy cards sent to you from NMV.

          Following the Company's 2019 annual meeting, the Board had discussions about augmenting the Board with new members and undertook the process of determining the qualifications and skills desired for such new members. As discussed in the section below entitled "How We Are Selected," our Nominating and Corporate Governance Committee (the "Nominating Committee") seeks members from diverse professional backgrounds who combine public company senior executive and board-level experience with a broad spectrum of relevant industry and strategic experience and expertise, that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. Through this skills-based approach, our Nominating Committee focused on reviewing the skill set of our then-existing directors and adding to our Board directors who would bring new perspectives and broaden the experience of the Board. The Nominating Committee actively seeks to identify candidates who would strengthen the ability of our Board to offer practical business advice and strategic guidance to management and fulfill its fiduciary duties to stockholders.

          On March 27, 2020, at NMV's request, a call took place between our Chief Financial Officer, Ranjan Kalia and Tyler Saitta, a NMV Vice President, in which Mr. Saitta asked questions regarding the Company's business and strategy for the future.

          On April 23, 2020, at NMV's request, our Chairman and Chief Executive Officer, Kris Canekeratne and Mr. Kalia had a call with Chad Fauser, Head of Engagement for NMV and Prasad Chintamaneni, Managing Director of NMV. These meetings covered a broad range of topics, including the Company's business and results of operations, our earnings performance, long-term business strategies, capital allocation and the composition of our Board.

          On April 29, 2020, at NMV's request, Mr. Canekeratne, Mr. Kalia and our Chief Strategy Officer, Thomas Holler, had a call with representatives of NMV, including Mr. Fauser and Mr. Chintamaneni. At this meeting the representatives of NMV delivered a presentation to the Company which included NMV's views regarding the Company's operating margins, M&A strategy and corporate governance. The NMV representatives also made a request for Board representation for Mr. Chintamaneni and Mr. Fauser, both NMV employees.

          From May 1 through 12, 2020, the Board held meetings, together with members of management and advisors, to discuss NMV's demands and potential next steps. At the meetings, representatives of the Company's advisors reviewed with the Board the mechanics, expense and timetable related to a potential proxy contest with NMV. The Board also discussed steps that could be taken to avoid the expense and distraction of a potential proxy contest with NMV. Finally, the Board reviewed elements of NMV's business strategy presentation against the Company's current Three Pillar strategy and concluded that the Company's current plan would, if successfully implemented, address the points of concern in NMV's presentation. The Board engaged in a lengthy discussions of these topics during which questions were asked and answered by the advisors.

          On May 18, 2020, following the Company's announcement of its fourth quarter and fiscal year 2020 financial results on May 13, 2020, Mr. Canekeratne, Mr. Kalia and Mr. Holler had a discussion with representatives of NMV, including Mr. Fauser and Mr. Chintamaneni. During this discussion, the NMV representatives expressed their views regarding certain issues related to the Company's business, strategies and financial performance. In addition, NMV requested that the Board form a new Business Optimization Committee which would be comprised principally of the proposed NMV representatives. On May 20, 2020, Mr. Fauser contacted Mr. Canekeratne and asked to speak with the Company's directors and Mr. Canekeratne said that he would arrange such a meeting.

          On May 27, 2020, our Lead Independent Director and Chair of our Nominating Committee, Rowland Moriarty, and our Series A Director and member of our Nominating Committee, Vikram Pandit, had a discussion with representatives of NMV, including Mr. Fauser and Mr. Chintamaneni. During this discussion, Mr. Moriarty and Mr. Pandit acknowledged NMV's interest in joining the Board and invited Mr. Fauser and Mr. Chintamaneni to participate in the Board's standard process for evaluating director candidates that involves interviews, reference checks and other steps to help ensure both a complementary fit with the Board, as well as finding candidates with skill sets that align with the Company's current business needs.

          Later on May 27, 2020, the Board and the Nominating Committee held a meeting, together with members of management and advisors, and discussed NMV's demands, the composition of the Board and various corporate governance matters. At these meetings the directors also discussed steps that could be taken to avoid the expense and distraction of a potential proxy contest with NMV. The Board also decided to offer NMV an opportunity to provide responses to certain questions that our directors had regarding the perspectives expressed by NMV's representatives.

          On May 30, 2020, Mr. Moriarty emailed Mr. Fauser and Mr. Chintamaneni a set of nine questions from the Board for NMV to address. The following day, Mr. Pandit and Mr. Moriarty conducted a call with representatives of NMV to address their questions regarding the purpose of the questionnaire, whether the request represented constructive engagement by the Company that was likely to lead to increased stockholder representation on the Board, and whether other candidates considered for Board appointment are required to complete a similar questionnaire.

          During June 2020, the Nominating Committee continued its work to identify potential new director candidates. In this search, the Nominating Committee continued to follow the Company's longstanding approach of reviewing the skill sets of existing directors, identifying future Company needs, and identifying the qualifications and skill sets that new board members would bring to the Board. The Nominating Committee conducted interviews with four director candidates, including Mr. Fauser and Mr. Chintamaneni, and spoke to references for these candidates during this period.

          On June 2, 2020, the Board held a meeting, together with members of management and advisors, to review, among other things, the recent discussions with NMV. The Board discussed NMV's demands, the composition of the Board and various corporate governance matters. The Board also discussed steps that could be taken to avoid the expense and distraction of a potential proxy contest with NMV, including considering Mr. Fauser and Mr. Chintamaneni in its process for identifying potential new director candidates. Following discussion, the Board determined to propose that Mr. Fauser and Mr. Chintamaneni be interviewed by directors Deborah Hopkins and Izhar Armony, the two members of the Nominating Committee who had not yet met with Mr. Fauser and Mr. Chintamaneni.

          Following the Board meeting, Mr. Canekeratne emailed Mr. Fauser to inform him that members of the Nominating Committee, Ms. Hopkins and Mr. Armony, would arrange interviews with Mr. Fauser and Mr. Chintamaneni and gather more information in accordance with the Board's standard procedure for considering potential new director candidates.

          Also on June 2, 2020, Mr. Fauser and Mr. Chintamaneni emailed Mr. Moriarty NMV's responses to the May 30 questions. NMV's responses were provided to the Board.

          On June 9, 2020, Ms. Hopkins and Mr. Armony each interviewed both Mr. Fauser and Mr. Chintamaneni.

          On June 11, 2020, the Board and the Nominating Committee held meetings, together with members of management and advisors, to consider, among other things, potential new director candidates. The Board and Nominating Committee discussed four director candidates, which included Mr. Fauser and Mr. Chintamaneni. The members of the Nominating Committee provided feedback regarding each of the candidates. The Nominating Committee noted that one of the candidates, Abidali Neemuchwala, had extensive public company senior executive and board-level experience and possessed the skill set sought by the Company. Following discussion, the Board and Nominating Committee determined to further consider the potential new director candidates at subsequent meetings.

          On June 12, 2020, Mr. Canekeratne, Mr. Kalia and Mr. Holler had a discussion with representatives of NMV, including Mr. Fauser and Mr. Chintamaneni. Mr. Canekeratne informed the representatives of NMV that the Nominating Committee was in the process of identifying a potential new director candidate whom it would consider adding to the Board. Mr. Canekeratne also indicated that the Company would be open to having NMV meet with the candidate, and that the Company would be willing to jointly announce with NMV the addition of a highly experienced industry veteran to the Board.

          On June 14, 2020, Mr. Moriarty and Mr. Pandit had a discussion with representatives of NMV, including Mr. Fauser. Mr. Fauser reiterated NMV's views regarding certain issues related to the Company's business, strategies, financial performance and corporate governance. Mr. Fauser also expressed his opinion regarding Institutional Shareholder Services Inc.'s ("ISS") ranking of the Company and his understanding that ISS would recommend voting against the Company's director nominees at the 2020 annual meeting. Mr. Moriarty and Mr. Pandit questioned Mr. Fauser's assertions about the position of ISS and noted that the Company had not disclosed its nominees for the current election or even made any final decisions and had not as of yet had any engagement with ISS on the topic. Mr. Fauser rephrased his position and indicated that it was simply his belief that ISS would recommend against the Company's nominees. Mr. Moriarty and Mr. Pandit thanked Mr. Fauser and his colleagues for their time and input and concluded by noting that the Company values input from all of its stockholders.

          Also on June 14, 2020, the Board and the Nominating Committee held meetings, together with members of management and advisors, to consider potential new director candidates and the recent discussions with NMV. After due consideration, and in accordance with the Company's corporate governance policies, the Nominating Committee unanimously determined that Mr. Fauser and Mr. Chintamaneni did not have the extensive public company C-suite senior executive or board-level experience and other qualifications which they were seeking in new director candidates. In addition, the Committee noted that Mr. Chintamaneni's executive experience was in the BFSI space which both NMV and the Company had separately concluded was a sector that the Company should seek to expand beyond. As a result, the Committee concluded that it was not in the best interests of the Company and its stockholders to grant NMV's demand for Mr. Fauser and Mr. Chintamaneni to be added to the Board. During these meetings, the Nominating Committee also officially considered the candidacy of Mr. Neemuchwala. The Board and the Nominating Committee noted Mr. Neemuchwala's extensive public company senior executive and board-level experience and determined that he possessed the skill set sought by the Company and would provide valuable insight as the Company continued to focus on creating value for stockholders. The Board and the Nominating Committee determined to pursue Mr. Neemuchwala to join the Board. The Board again discussed steps that could be taken to resolve the issues with NMV, including inviting NMV into the process to vet Mr. Neemuchwala's candidacy and proposing to add an additional independent director candidate mutually acceptable to NMV and the Board. The Committee also noted that it was anticipated that one of our long-standing directors was not going to stand for re-election at the 2020 annual meeting.

          On June 15, 2020, Mr. Canekeratne and Mr. Moriarty had a discussion with representatives of NMV, including Mr. Fauser. Mr. Fauser reiterated NMV's demands discussed at the previous meetings. Mr. Canekeratne and Mr. Moriarty informed NMV that the Nominating Committee had identified a potential new director candidate whom it was interested in adding to the Board. Mr. Canekeratne and Mr. Moriarty also indicated the Board's willingness to consider material changes to the composition of the Board. These changes included adding an additional independent director candidate mutually acceptable to NMV and the Board following the Nominating Committee's process, and having one of our long standing directors not stand for re-election. The NMV representatives were also invited to meet with and provide input on the candidate that the Board felt was most qualified. Mr. Fauser stated that anything short of adding either himself or Mr. Chintamaneni to the Board was a "non-starter" for NMV. Mr Fauser also indicated NMV's willingness to compromise by modifying its request such that if the Board appointed either of Mr. Fauser or Mr. Chintamaneni, and one director not affiliated with NMV, but who was mutually acceptable to NMV and the Company, NMV would not submit a nomination notice (or would withdraw it, if submitted). Mr. Fauser then indicated that NMV would discuss internally and respond to the Board's proposal.

          On June 17, 2020, NMV sent the Company a notice of intent to nominate the following three candidates for election as directors at the Company's 2020 annual meeting: Michael J. Baresich, Ramakrishna Prasad Chintamaneni and Patricia B. Morrison. Also on June 17, 2020, NMV sent a letter to the Board. In particular, NMV's letter discussed its views regarding the Company's (i) operating margins, (ii) EPS growth, (iii) capital allocation, and (iv) corporate governance.

          Also on June 17, 2020, Mr. Moriarty and Ms. Hopkins had a discussion with representatives of NMV, including Mr. Fauser. Mr. Fauser expressed his opinion that NMV's candidates, Mr. Baresich, Mr. Chintamaneni and Ms. Morrison, would add value to the Board, and that the Board's appointment of a new independent director at the present time would not be well received by the Company's stockholders notwithstanding how well qualified the person may be.

          On June 18, 2020, the Board and the Nominating Committee met, together with members of management and advisors, to consider potential new director candidates and the recent discussions with NMV. Following the recommendation of the Nominating Committee, our Board then officially voted to add Mr. Neemuchwala to the Board. The Nominating Committee determined that that it would continue conducting the process to identify and seat additional new, highly qualified independent directors, and would evaluate NMV's independent director candidates under this process.

          On June 19, 2020, the Company issued a press release announcing the appointment of Mr. Neemuchwala to our Board. The Company also announced that the Board intended to continue conducting a vigorous process to identify and seat new, highly qualified independent directors to the Board. The Company also disclosed it had received NMV's nomination of director candidates and stated that the Board welcomed the opportunity to interview NMV's independent director candidates.

          On June 22, 2020, NMV issued a press release disclosing its nomination of its three director nominees and its June 17 letter to the Board. NMV also announced that it would be willing to withdraw its nominations in exchange for: (i) adding either Mr. Fauser or Mr. Chintamaneni to the Board; (ii) adding one of NMV's independent nominees to the Board and (iii) the Company's public commitment to a margin improvement and revenue diversification strategy.

          On June 23, 2020, Mr. Moriarty emailed Mr. Fauser and indicated that the Nominating Committee wanted to interview NMV's independent director nominees, Mr. Baresich and Ms. Morrison, as the Nominating Committee was seeking to add one more independent director to our Board as discussed in the Company's June 19 press release.

          On July 2, 2020, the Board met, together with members of management and advisors, to consider potential new director candidates and the recent discussions with NMV. The Board discussed the feedback and interviews regarding potential new director candidates. The Board also discussed steps that could be taken to avoid the expense and distraction of a potential proxy contest with NMV.

          On July 6, 2020, NMV filed a Schedule 13D with the SEC disclosing it beneficially owned approximately 8.98% of the Company's outstanding shares of common stock, plus economic exposure through derivatives to approximately 1.79% of the Company's outstanding shares of common stock. Also on that day NMV delivered to the Company a demand letter for a copy of a list of the Company's stockholders pursuant to Section 220 of the Delaware General Corporation Law (the "220 Demand Letter").

          During late June and July, 2020, the members of the Nominating Committee, as well as our directors, Barry Nearhos and Al-Noor Ramji, and Mr. Canekeratne interviewed Ms. Morrison and Mr. Baresich.

          On July 22, 2020, the Company entered into a confidentiality agreement with NMV relating to the 220 Demand Letter.

          On July 27, 2020, NMV delivered to the Company a purported demand letter for copies of certain corporate records of the Company related to the Company's margin improvement, revenue diversification, management compensation, director selection and review process, corporate governance, financing committee activities, and acquisition of Polaris Consulting and Services, Ltd., pursuant to Section 220 of the Delaware General Corporate Law (the "July 27 Demand Letter"). Following receipt thereof, the Company assessed the July 27 Demand Letter and responded to NMV on August 3, 2020. The Company is assessing the demand letter and will respond accordingly. On July 29, 2020, NMV filed an amendment to its Schedule 13D with the SEC attaching the demand letter and disclosing that NMV beneficially owned approximately 9.89% of the Company's outstanding shares of common stock, plus economic exposure through derivatives to approximately 0.90% of the Company's outstanding shares of common stock.

          On August 3, 2020 the Company filed with the SEC a preliminary proxy statement with respect to the 2020 annual meeting. In the preliminary proxy statement the Company disclosed that William K. O'Brien, who is currently a Class I director, was not nominated for reelection to the Board because he is over the age of 72, and pursuant to our corporate governance guidelines, unless otherwise approved by the Board, no director who is 72 years of age or older will be nominated for re-election. Mr. O'Brien will remain on the Board until the 2020 annual meeting and the successors to the Class I directors which are up for election at the 2020 annual meeting are duly elected.

          At the time of Mr. O'Brien's re-election to the Board at the 2017 annual meeting, the Board had experienced a lot of turn-over of long-tenured directors who stepped off the Board, including Ron Maheu, Martin Trust and Bob Davoli. Given this, the Board determined that it was important to retain Mr. O'Brien on the Board to ensure some level of continuity and also because his financial experience was critical to the Board. At the present time, the Board has determined that there was sufficient continuity and also that a number of the other members were positioned to provide the level of financial and business experience necessary for the Board to function effectively.

          On August 5, 2020, NMV filed with the SEC a preliminary proxy statement with respect to the 2020 annual meeting.

          On August 6, 2020, at the direction of the Board, representatives of the Company's outside counsel had a call with representatives of NMV's outside counsel to discuss whether a consensual resolution might be reached in order to avoid the expense and distraction of a proxy fight.

          On August 10, 2020, the Company filed with the SEC an amended preliminary proxy statement with respect to the 2020 annual meeting.

          Also on August 10, 2020, at the direction of the Board, representatives of the Company's outside counsel contacted representatives of NMV's outside counsel to seek a consensual resolution that the Board believed would be in the best interests of all Company stockholders. Specifically, representatives of the Company's outside counsel proposed that Ms. Morrison be added to the Board in order to resolve the matter amicably. The representatives of NMV's outside counsel indicated that NMV would likely accept a proposal to only add one of its candidates to the Company's Board but it would likely insist that the Company appoint either Mr. Fauser or

Mr. Chintamaneni to the Board. The representatives of NMV's outside counsel also said that they would discuss the Company's proposal with NMV.

          On August 11, 2020, representatives of NMV's outside counsel contacted representatives of the Company's outside counsel and confirmed that NMV was rejecting the Company's latest proposal, and stated that NMV would settle only if either Mr. Fauser or Mr. Chintamaneni were added to the Board. In those discussions, the representatives of NMV's outside counsel also indicated that the appointment of either Mr. Fauser or Mr. Chintamaneni would be the only significant substantive requirement for a settlement. In response, as authorized by the Board, the representatives of the Company's outside counsel suggested an alternative proposal that in addition to adding Ms. Morrison to the Board, the Company and NMV would mutually agree upon another independent director to be added to the Board. The representatives of NMV's outside counsel indicated that they did not believe that NMV would agree to the Company's latest proposal but that they would discuss it with NMV.

          Later on August 11, 2020, representatives of NMV's outside counsel informed representatives of the Company's outside counsel that NMV was rejecting the Company's latest proposal, and indicated for the first time that in addition to seeking appointment of Mr. Fauser or Mr. Chintamaneni to the Board, NMV also wanted Ms. Morrison to be added to the Board. In response, the representatives of the Company's outside counsel stated that adding two of NMV's director nominees to the Board was not previously discussed in the context of a settlement. However, the representatives of the Company's outside counsel, as authorized by the Board, indicated that in order to reach a settlement, the Board was willing to add one of the NMV principals to the Board. The representatives of the Company's outside counsel also indicated that the Company was not considering adding two of NMV's director nominees to the Board.

          On August 12, 2020, representatives of NMV's outside counsel responded to representatives of the Company's outside counsel and indicated that they believed that they had stressed that any settlement would have to involve the designation of an NMV individual to the Board, and that they did not indicate or imply that such an approach would not also involve one of NMV's independent nominees. The representatives of NMV's outside counsel also asked which NMV individual the Company would be willing to appoint to the Board. The representatives of the Company's outside counsel, as authorized by the Board, indicated that the Company would be willing to add Mr. Chintamaneni to the Board in order to reach a settlement, but none of NMV's other nominees would be added to the Board.

          On August 13, 2020, Mr. Moriarty contacted Mr. Fauser to see whether a consensual resolution might be reached, and indicated that the Company was willing to add Mr. Chintamaneni to the Board in order to settle the matter. Mr. Fauser reiterated NMV's views regarding certain issues related to the Company's business, strategies, financial performance and corporate governance. Mr. Fauser also stated that NMV was rejecting the Company's latest proposal.

          On August 14, 2020, NMV filed with the SEC an amended preliminary proxy statement with respect to the 2020 annual meeting.

          Also on August 14, 2020, Mr. Fauser contacted Mr. Moriarty and stated that NMV was rejecting the Company's latest settlement proposal to add Mr. Chintamaneni to the Board. Mr. Fauser also stated that any settlement must include appointing a NMV principal and one of the NMV independent director nominees as Class I directors, in which case NMV would agree to a typical standstill provision that terminates 30 days prior to the nomination notice deadline for the Company's 2021 annual meeting. Also on that day, NMV delivered a letter to the Company responding to the Company's August 3, 2020 letter to NMV regarding the July 27 Demand Letter.

          On August 17, 2020, the Company filed with the SEC this definitive proxy statement with respect to the 2020 annual meeting.

OUR BOARD OF DIRECTORS

PROPOSAL 1—
ELECTION OF DIRECTORS

Proposal Summary

          Our board of directors currently consists of ten members. Our seventh amended and restated certificate of incorporation divides the members of our board of directors that are elected by all holders of our capital stock into three classes. One class is elected each year for a term of three years. We are asking our stockholders to elect two (2) class I directors, as nominated by our board of directors, for a three-year term, and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier. The following table sets forth the nominees to be elected at the annual meeting and continuing directors.

Nominee's or Director's Name	Age	Director Since	Position(s) with the Company	Independent	Other Public Company Boards	Year Current Term Will Expire	Current Class of Director

Nominees for Class I Director
Al-Noor Ramji	66	2011	Director	Yes	—	2020	I
Joseph G. Doody	67	2017	Director	Yes	2	2020	I
Nominee for Series A Director
Vikram S. Pandit	63	2017	Series A Director	Yes	2	—	Series A Director (1)
Continuing Directors
Izhar Armony	56	2004	Director	Yes	—	2021	II
Rowland T. Moriarty	73	2006	Director	Yes	2	2021	II
Deborah C. Hopkins	65	2018	Director	Yes	2	2021	II
Kris Canekeratne	54	1996	Chief Executive Officer and Chairman of the Board	No	—	2022	III
Barry R. Nearhos	62	2016	Director	Yes	1	2022	III
Abidali Neemuchwala	52	2020	Director	Yes	—	2022	III
(1)
Mr. Pandit is a Series A Director elected by the holders of Series A Convertible Preferred Stock ("Series A Director") under the terms of the Investment Agreement dated as of May 3, 2017 by and between the Company and Orogen Viper LLC ("Orogen") and pursuant to the terms of the Series A Convertible Preferred Stock issued to Orogen in connection with their purchase of 108,000 shares of Series A Convertible Preferred Stock for an aggregate consideration of $108 million which closed on May 3, 2017.

          In accordance with our corporate governance guidelines, William K. O'Brien, who is currently a Class I director, was not nominated for reelection to the board of directors because he is over the age of 72. Mr. O'Brien will remain on the Board until the 2020 annual meeting and the successors to the Class I directors which are up for election at the 2020 annual meeting are duly elected. The Board has resolved to decrease its size to nine members effective upon expiration of the current term of the Class I directors. If all of the Board's nominees are elected, the Board will be comprised of nine members immediately following the 2020 annual meeting.

          The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Al-Noor Ramji and Joseph G. Doody and recommended that each nominee be elected to the board of directors as a Class I director, each to hold office until the annual meeting of stockholders to be held in the year 2023 and until his/her successor has been duly elected and qualified or until his/her earlier death, resignation or removal. Also, for this annual meeting, the board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Vikram S. Pandit and recommended that such nominee be elected to the board of directors as a Series A Director, to hold office until his successor is duly elected and qualified or until such Series A Director's right to hold the office terminates, whichever occurs earlier, subject to such Series A Director's earlier death, disqualification or removal. Only the holders of our Series A Convertible Preferred Stock have the right to vote on Mr. Pandit's election. The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

          Each proxy executed and returned by a holder of shares of common stock will be voted for the election of the two Class I director nominees, unless otherwise indicated on such proxy. Each proxy executed and returned by a holder of shares of Series A Convertible Preferred Stock will be voted for the election of the two Class I director nominees and the Series A director nominee, unless otherwise indicated on such proxy.

          NMV has filed a proxy statement reflecting that it has nominated two individuals for election as directors at the annual meeting in opposition to the nominees recommended by our board of directors.

          The board of directors does not endorse any NMV nominees and unanimously recommends that you vote for the directors who have been named in this proxy statement and on the WHITE proxy card, and do not sign or otherwise vote using any proxy card sent to you by NMV. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU DO NOT SIGN ANY PROXY CARDS SENT TO YOU BY NMV. IF YOU HAVE PREVIOUSLY SIGNED OR OTHERWISE VOTED USING A PROXY CARD SENT TO YOU BY NMV, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE NOMINEES LISTED ABOVE FOR
WHICH YOU ARE ENTITLED TO VOTE FOR ELECTION AS A DIRECTOR.

Who We Are

          We, the members of Virtusa's board of directors, know that the most important decision you, as stockholders, make is that of selecting the people who oversee the Company on your behalf. We, therefore, open this proxy statement by sharing information essential to making these critical voting decisions. In addition to the material in our board profiles that follow, we would like to emphasize some key facts that we think set our board apart.

Our board includes directors who:

  •
  have founded the Company or made personal investments in our shares,
  •
  are leading technologists,
  •
  have served as senior executives or directors of much larger companies, including a former CEO of Citigroup,
  •
  come from companies known for high corporate governance standards, such as Prudential,
  •
  are exceptionally well connected in key customer circles,
  •
  are successful investors in our sector,
  •
  qualify as financial experts, and/or
  •
  held prestigious teaching positions, including at Harvard Business School.

          Our strength comes from our collective and diverse skills, experiences, and backgrounds, as described in these individual profiles below.

Kris Canekeratne Chairman of the board and Chief Executive Officer of the Company Age: 54 Class III Director
Experience

•

Co-Founder, Virtusa, Chairman (1996 – present), Chief Executive Officer (1996 – 1997; 2000 – present)

•

Co-founded eDocs, Inc., a provider of electronic account management and customer care, later acquired by Oracle Corporation (1997)

•

One of the founding team members of INSCI Corporation, a supplier of digital document repositories and integrated output management products and services (1989 – 1996); Senior Vice President (1992 – 1996)

Qualifications

•

Innovative and passionate entrepreneur co-founded three technology companies and led them to commercial success

•

Deep knowledge of our Company, our employees, our client base, our prospects, the global IT industry and our competitors

•

Unique capacity to see the emerging trends and next generation technologies that will significantly impact the course of industries and business in general

Education

•

B.S. in Computer Science, Syracuse University

Izhar Armony

Managing General Partner at Charles River Ventures

Independent Director since 2004

Age: 56

Class II Director

Committees:

•

Nominating and Corporate Governance

•

Finance (April 1 through November 26, 2019)*

Attendance: 94%

* Dissolved in favor of an ad hoc M&A committee which may review strategic M&A opportunities from time to time

Experience

•

Managing General Partner, Charles River Ventures, a venture capital investment firm (1997 – present)

•

Served as vice president of marketing and business development, Onyx Interactive, an interactive training company based in Tel Aviv

Qualifications

•

Extensive experience in the technology industry, through both company operations and venture capital investment

Education

•

M.B.A., Wharton School of Business

•

M.A. in International Studies from the University of Pennsylvania

Also...

•

Served as an officer in the Israeli Army

Rowland T. Moriarty

President and Chief Executive Officer of Cubex Corporation

Lead Independent Director

Independent Director since 2006

Age: 73

Class II Director

Committees:

•

Nominating and Corporate Governance (Chair)

Attendance: 100%

Experience

•

President and Chief Executive Officer, Cubex Corporation, a privately-held consulting company (1981 – present)

•

Professor of Business Administration, Harvard Business School (1981 – 1992)

Qualifications

•

Thorough understanding of our business

•

Extensive experience regarding the operation and management of complex global organizations

Other Public Boards

•

CRA International, a worldwide economic and business consulting firm (Chair)

•

WEX Inc. (formerly Wright Express Corporation)

Education

•

D.B.A., Harvard University

•

M.B.A., Wharton School of Business

•

B.A., Rutgers University

William K. O'Brien Independent Director since 2008 Age: 75 Class I Director Not standing for re-election Committees: • Audit • Compensation Attendance: 92% Financial Expert
Experience

•

Executive Chairman, Enterasys Networks, a public technology company (2003 – 2006), Chief Executive Officer (April 2002 – March 2004), Member of the board of directors (2002 – 2006)

•

Worked for over 33 years at PricewaterhouseCoopers ("PwC"), where he served in a number of roles including Chief Operating Officer of the former Coopers & Lybrand, with responsibility for the audit, tax, and financial advisory components of the U.S. business; Managing Partner for the Boston office; and a Global Managing Partner of PwC

Qualifications

•

Extensive financial and accounting expertise

•

Strong leadership and management background

Other Public Boards

•

Mercury Systems, Inc., a leading commercial provider of secure processing subsystems for a wide variety of critical defense and intelligence programs

Education

•

Graduate, Bentley University

Al-Noor Ramji Group Chief Digital Officer of Prudential plc Independent Director since 2011 Age: 66 Class I Director Committees: • Compensation Attendance: 89%
Experience

•

Group Chief Digital Officer, Prudential plc (2016 – present)

•

Chief Strategy Officer, Calypso Technology, Inc., a global application software provider that sells an integrated suite of trading and risk applications to the capital markets function within banks and other financial institutions (2014 – 2016)

•

Executive Vice President and General Manager, Misys Banking, Misys plc, a mid-size software company that serves the financial services industry (2010 – 2013)

•

Served in various executive roles at British Telecom, most recently as Chief Executive Officer for BT Innovate and Design, and Chief Information Officer and Chief Technology Officer of BT Group plc. (2004 – 2010)

•

Executive Vice President, Chief Information Officer and Chief E-Commerce Officer, Qwest Communications

•

Served as Chief Information Officer at UBS (then called SBC)

•

Global Head of Operations at Credit Suisse First Boston

Qualifications

•

Extensive industry, domain and operational experience arising from holding management positions in large, complex technology companies, which enables him to provide invaluable insights to the challenges facing IT application outsourcing companies with respect to both the markets and clients being served.

Education

•

Chartered Financial Analyst

•

BSc in Electronics, University of London

Also...

•

He is a multi-year winner of the CIO 100 Award, CIO Insight IT Leader of the Year 2009, and the British Computer Society CIO of the Year

Barry R. Nearhos

Independent Director since 2016

Age: 62

Class III Director

Committees:

•

Audit (Chair)

•

Finance (April 1 through November 26, 2019)*

Attendance: 100%

Financial Expert

* Dissolved in favor of an ad hoc M&A committee which may review strategic M&A opportunities from time to time

Experience

•

Over 35 years of experience with PwC providing assurance, business advisory and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing, including serving as Market Managing Partner for PwC's Northeast region, responsible for directing the strategy and operations of the firm's Boston, Hartford and Albany offices (2008 – 2015), leader of PwC's Northeast Assurance practice (2005 – 2008), an audit partner in PwC's Assurance practice (1989 – 2015)

Qualifications

•

Extensive financial and accounting expertise as well as extensive knowledge of technology companies

•

Extensive operational skills and human capital management resulting from his valuable experience of overseeing and managing a workforce of 3,000 employees

Other Public Boards

•

Mercury Systems, Inc., a leading commercial provider of secure processing subsystems for a wide variety of critical defense and intelligence programs

Education

•

Graduate, Boston College

Joseph G. Doody Independent Director since 2017 Age: 67 Class I Director Committees: • Audit • Compensation Attendance: 100%
Experience

•

Most recently served as Vice Chairman of Staples, Inc. where he led Staples' strategic reinvention and had responsibility for strategic planning, business development, and the company's operations in Australia, New Zealand and high-growth markets, including China and Brazil; previously served as President of North American Commercial, President of North American Delivery and President of North America (1998 – 2017)

•

Served as President of Danka Office Imaging in North America

•

Held various managerial positions with Eastman Kodak Company

Qualifications

•

Extensive business experience regarding the planning, business development and strategic management of complex, global organizations

Other Public Boards

•

Casella Waste Systems, Inc., an integrated regional solid waste services company

•

Paychex, Inc., a leading provider of solutions for payroll, HR, retirement, and insurance services

Education

•

M.B.A., Simon School of Business, University of Rochester

•

B.S. in Economics from State University of New York at Brockport

Vikram S. Pandit

Chairman and Chief Executive Officer of The Orogen Group

Series A Director since 2017

Age: 63

Committees:

•

Compensation (effective February 1, 2020) (Chair)

•

Nominating and Corporate Governance

•

Finance (April 1 through November 26, 2019)* (Chair)

Attendance: 88%

* Dissolved in favor of an ad hoc M&A committee which would review strategic M&A opportunities from time to time

Experience

•

Chairman and Chief Executive Officer, The Orogen Group LLC ("The Orogen Group"), an operating company he created with the Atairos Group, Inc. that makes control and other strategic investments in financial services companies and related businesses (2016 – present).

•

Chief Executive Officer and Director, Citigroup Inc.; previously led Citi's Institutional Clients Group and Chairman and CEO of Citi Alternative Investments (2007 – 2012)

•

Founding Member and Chairman, Old Lane LLC, a hedge fund, which was acquired by Citigroup in 2007

•

Chief Operating Officer of Institutional Securities and Investment Banking businesses, Morgan Stanley (2000 – 2005); President of Institutional Securities (2003 – 2005); Co-President (2000 - 2003), joined in 1983

Qualifications

•

Extensive experience and knowledge in banking and financial services

•

Proven track record of leadership of complex, global financial organizations

•

Extensive client network individually and as part of The Orogen Group

Other Public Boards

•

ExlService Holdings, Inc.

•

Bombardier Inc.

•

The Nasdaq OMX Group, Inc. (formerly)

Education

•

Ph.D. in Finance, Columbia University

•

M.S. and B.S. in Electrical Engineering, Columbia University

Also...

•

Serves as a Member of Advisory Board of NerdWallet, Inc., the Board of Overseers of Columbia Business School and of the Board of Visitors of the Columbia School of Engineering and Applied Sciences.

Deborah C. Hopkins

Independent Director since 2018

Age: 65

Class II Director

Committees:

•

Nominating and Corporate Governance (effective November 26, 2019)

•

Finance (April 1 through November 26, 2019)*

Attendance: 87%

* Dissolved in favor of an ad hoc M&A committee which may review strategic M&A opportunities from time to time

Experience

•

Founder and Chief Executive Officer, Citi Ventures and Citi's first Chief Innovation Officer (2008 – 2016); joined Citi in 2003 as Head of Corporate Strategy and M&A, and was later appointed to Chief Operations and Technology Officer

•

Chief Financial Officer, The Boeing Company and Lucent Technologies,

•

General Auditor, General Motors before being named Vice President of Finance at General Motors Europe

•

Corporate Controller, Unisys

•

Started her career at Ford

Qualifications

•

Significant leadership experience in finance, technology and innovation at various multinational companies

Other Public Boards

•

Union Pacific,

•

Marsh and McLennan Companies

•

E.I. DuPont de Nemours & Company, Dendrite International and Qlik Technologies (formerly)

Education

•

Honorary doctorates, Westminster College and Walsh College

•

B.A. in Accounting, Walsh College

Also...

• Member of the Board of Directors of privately held cybersecurity company, Deep Instinct • Board of Trustees, St. John's Health located in Jackson, Wyoming

Abidali Neemuchwala Independent Director since 2020 Age: 52 Class III Director Committees: • Audit (effective August 3, 2020)
Experience

•

Chief Executive Officer and Managing Director, Wipro, a global company delivering innovation-led strategy, technology, and business process services; (2019 – 2020); CEO and Executive Director (2016 – 2019); Group President and Chief Operating Officer (2015 – 2016)

•

Headed the BPO division of Tata Consultancy Services Limited, a global leader in IT services, consulting & business solutions (2009 – 2015)

Qualifications

•

Extensive leadership, strategic and business experience in the IT services industry

Education

•

India Institute of Technology, Bombay and National Institute of Technology, Raipur. B.E. Electronics and Communications

Also...

•

Serves on the Board of Directors of Texas Economic Development Corporation, an independently funded and operated 501(c)(3) nonprofit organization responsible for marketing and promoting Texas as a premier business location and World Affairs Council of Dallas Fort Worth, a multifaceted informational organization that educate and engage the local community in national and international affairs.

•

Former member of the Business Roundtable in Washington, DC, IT Governance Council of World Economic Forum (WEG) Davos, US-India Business Council (USIBC).

•

Former board member of TCS eServe Limited (Indian – BPO) and TCS eServe America Inc (US – Mortgage processing) and Diligent Ltd (UK – Insurance/Life and Pensions Platform)

•

BPO CEO of the Year 2010 & 2012

How We Are Constituted

          Excluding Mr. O'Brien who was not nominated for reelection to the board of directors in accordance with our corporate governance guidelines because he is over the age of 72, our board of directors currently consists of nine members and:

  •
  is 89% independent
  •
  has an average age of 62
  •
  has an average tenure of 8 years (with steady refreshment including five directors joining since 2016), and
  •
  is comprised of 67% directors who are diverse by gender, race or ethnicity.

          The board of directors brings together a diversity of experience. This includes planning, business development and strategic management of complex, global organizations, knowledge of and significant leadership positions in the technology and application outsourcing industry, financial and accounting expertise, and domain experience.

          A total of five directors have joined since 2016, enhancing the board's breadth and depth of experience and diversity. Abidali Neemuchwala joined the board in June 2020. Mr. Neemuchwala was identified within our corporate network and recommended to the Nominating and Corporate Governance Committee for consideration. Our nominating and corporate governance committee conducted a rigorous interview and selection process which included a number of potential director candidates before recommending Mr. Neemuchwala.

Director Key Skills and Experience

How we are Selected

Director Qualifications

          The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

  •
  nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

  •
  nominees must be highly accomplished in their respective fields, with superior credentials and recognition;

  •
  nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

  •
  nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

  •
  nominees must be free of actual or potential conflicts of interest, in particular with relationships with other boards.

          We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards, the nominating and corporate governance committee may consider whether each candidate, if elected, assists in achieving a diverse mix of board members. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

          The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

          Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all the minimum qualifications for director nominees established by the nominating and corporate governance committee; provided, however, that no incumbent director shall be deemed qualified to be nominated for re-election if such incumbent director has failed to attend at least 75% of all meetings of the board of directors held during such incumbent director's then-current term, except as a result of illness or family emergency. In addition, the board of directors believes that age limits for the Company's directors is in the best interests of the board of directors and the stockholders because it promotes turnover and allows for greater board diversity. Pursuant to our corporate governance guidelines, unless otherwise approved by the board of directors, no director who is 72 years of age or older will be nominated for re-election.

          The nominating and corporate governance committee may gather information about director candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

          The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

          All recommendations for nomination must be in writing and include the following:

  •
  Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder's beneficial owner;
  •
  Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;
  •
  Description of all arrangements or understandings between such stockholder, such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder and such beneficial owner
  •
  Representation (a) that such stockholder and such beneficial owner intend to appear in person or by proxy at the annual meeting to nominate the individual recommended for consideration as a director nominee and (b) whether such stockholder or such beneficial owner intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination;
  •
  Name, age, business and residential address, educational background, principal occupation or employment of the individual recommended for consideration as a director nominee;
  •
  Class and number of shares of our capital stock that are owned beneficially and held of record by such individual recommended for consideration as a director nominee; and

          All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected.

          Nominations must be sent to the attention of our secretary by U.S. mail (or other courier or expedited delivery service) to: Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772.

          Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. The nominating and corporate governance committee must receive any such recommendation for nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

How we are Elected

          The Company's by-laws include a majority voting standard under which a director nominee is only elected to the board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Abstentions and broker non-votes are not considered votes "for" or "against" the candidate. The majority voting standard applies to all uncontested elections of directors other than the Series A Director, which is elected by the holders of a majority of the Series A Preferred Stock; a director nominee will be elected to the board if the votes cast for such nominee's election exceed the votes cast against such nominee's election.

          An incumbent director who is nominated for election and fails to receive a majority of the votes cast for such director's re-election would be required to promptly deliver to the board of directors an irrevocable offer to resign from the board. The board of directors will consider such director's offer to resign, taking into consideration any such factors that the board of directors deems relevant in deciding whether to accept such director's resignation. In a contested election, a plurality voting standard will apply to director elections other than the Series A Director who is elected by the holders of a majority of the Series A Preferred Stock. A contested election will generally include any situation in which we receive a notice that a stockholder has nominated a person for election to the board of directors at a meeting of stockholders, as discussed in further detail in "General Information" above.

How we are Organized

Board Leadership Structure

          Mr. Canekeratne, a founder of our Company, serves as our chief executive officer ("CEO") and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors' decision-making process because Mr. Canekeratne has first-hand knowledge of our operations and the major issues facing us and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. This also enables Mr. Canekeratne to act as the key link between the board of directors and other members of management.

          To maintain effective independent oversight, the board of directors reviews the designation of the lead independent director from time to time, recommends any change in the lead independent director to the board of directors and annually appoints a lead independent director, as discussed further in "Executive Sessions of Independent Directors; Lead Independent Director" below. The board of directors believes the combined role of CEO and chairman, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Board Committees and Meetings

          The board of directors met twelve times during the fiscal year ended March 31, 2020. No directors attended fewer than 87% of the meetings of the board and the committees on which he or she served during the fiscal year ended March 31, 2020. No nominee directors attended fewer than 89% of the meetings of the board and the committees on which he or she served during the fiscal year ended March 31, 2020.

          The board of directors has the following standing committees: audit committee; compensation committee; and the nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. Upon approval by the board, in part by recommendation of the nominating and corporate governance committee, our finance committee was dissolved on November 26, 2019 in favor of an ad hoc M&A committee to be used on a case by case basis in case of any material acquisitions. A current copy of each charter is available at the Corporate Governance section of our website at http://www.virtusa.com/investors. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The responsibilities of each committee are summarized as follows:

Committee	Responsibilities

Audit Committee	• appointing, approving the compensation of, and assessing the independence and performance of our independent registered public accounting firm;
Meetings held in fiscal 2020: Eight Meetings	• approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
• reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•

reviewing the Company's application of financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company's financial statements, including alternatives to, and the rationale for, the decisions made;

• overseeing the audit of the Company's financial statements and effectiveness of the Company's system of internal controls over financial reporting;
• approving the Internal Audit department charter and annual audit and staffing plans;
• monitoring Internal Audit's performance, results of internal audits and management's responses thereto;
• review and approve or ratify any transaction between the Company and a related person, which is required to be disclosed under the rules of the Exchange Act;

•

establishing policies and procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees or other parties of concerns regarding accounting or auditing matters; and

• preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee	• annually reviewing and approving corporate goals and objectives relevant to compensation of our CEO and other executive officers;
Meetings held in fiscal 2020: Six Meetings	• evaluating the performance of our CEO and other executive officers in light of such corporate goals and objectives and determining the compensation of our CEO and other executive officers;
• overseeing and administering our equity plans and similar plans;
• reviewing and making recommendations to the board with respect to director compensation;
• retaining and approving the compensation of any compensation advisors; and

•

reviewing and approving the retention or termination of, and obtaining the advice of, any consulting firm or outside advisor engaged to assist the committee in the evaluation of compensation matters.

Committee	Responsibilities

Nominating and Corporate Governance Committee	• developing and recommending to the board criteria for board and committee membership;
• establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
• identifying individuals qualified to become board members;
Meetings held in fiscal 2020: Two Meetings	• recommending to the board the persons to be nominated for election as directors and to each of the board's committees;
• developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and
• overseeing the evaluation of the board and management.

Finance Committee (April 1 through November 26, 2019)

•

advising the board and the Company's management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures, the Company's debt or equity financings, credit arrangements, investments, capital structure and capital policies.

Meetings held in fiscal 2020: Two Meetings

Compensation Committee Interlocks and Insider Participation

          During our fiscal year ended March 31, 2020, Messrs. O'Brien, Ramji, Doody and Pandit served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

          During our fiscal year ended March 31, 2020, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Independence

          The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., or Nasdaq, and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company's cash incentive, stock option and equity incentive plans. The compensation committee sets performance goals and objectives for the CEO and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the CEO with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. It has been our practice that decisions with respect to executive and director compensation are approved by the compensation committee and generally are also recommended to the full board (but only to the independent, outside directors thereof) for approval and/or ratification. Messrs. O'Brien, Ramji, Pandit and Doody are the current members of the compensation committee.

How we Govern and are Governed

Independence of Members of the Board of Directors

          The board of directors has determined that Messrs. Armony, Moriarty, O'Brien, Ramji, Nearhos, Doody, Neemuchwala and Pandit, and Ms. Hopkins are independent within the meaning of the director independence standards of Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of Nasdaq and the SEC.

Executive Sessions of Independent Directors; Lead Independent Director

          Executive sessions of the independent directors are generally held immediately after each regularly scheduled in-person meeting of the board of directors. It is the policy of the board of directors that at such times, as the chairman is not an independent director, it is appropriate and necessary for the independent directors to designate a lead independent director who would be expected to serve in such capacity for several years. Our nominating and corporate governance committee reviews the designation of the lead independent director from time to time and recommends any change in the lead independent director it deems appropriate to the board of independent directors.

          Mr. Rowland Moriarty currently serves as the lead independent director. In this role, Mr. Moriarty serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The lead independent director proactively spends considerable time with the chief executive officer and other executive officers, to understand the Company's vision and strategy, and works to focus the board of directors on areas aligned with the Company's vision and strategy. In addition to acting as the chairperson of the independent director sessions, the lead independent director also assists the board in assuring effective corporate governance. The lead independent director's specific duties include:

  •
  providing the chairman of the board with input as to preparation of agendas for meetings;

  •
  advising the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company's management that is necessary for the independent directors to effectively and responsibly perform their duties;

  •
  coordinating and developing the agenda for the executive sessions of the independent directors;

  •
  acting as principal liaison between the independent directors and the chairman of the board on critical issues;

  •
  acting as a spokesperson for the independent directors able to talk with major investors and stockholders on topics of overall governance; and

  •
  acting as chairperson of the board in the absence of the chairman of the board or a vacancy in the position of chairman of the board.

          The independent directors of the board of directors met in executive session four times in our fiscal year ended March 31, 2020.

Board of Directors' Role in Risk Management

          The board of directors' role in overseeing the management of the Company's risks is primarily accomplished through management's reporting processes, including receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risk and assessments and prioritization of such risks. Our board of directors provides oversight of the recommendations of management and associated timeline to identify and assess severity of enterprise risks, the prioritization of such risks and development of any action plans to mitigate such risks. The standing committees of our board of directors, pursuant to the respective charters, also represent a key element of enterprise risk management. The nominating and corporate governance committee of our board of directors identifies and oversees risks and issues associated with director independence, related party transactions and the implementation of corporate governance policies and our code of ethics. Our audit committee focuses on risks and issues related to accounting, internal controls, financial and tax reporting and cyber security issues. The audit committee also monitors compliance with ethical standards, including conflicts of interest, related party transactions and adherence to standards of ethical conduct. The compensation committee identifies and oversees risks and issues associated with our executive compensation policies and practices. These committees are ultimately subject to oversight and direction of the full board of directors and report directly to the board of directors on these matters.

Policy Governing Director Attendance at Annual Meeting of Stockholders

          Our policy is to encourage all of our directors to be present at our annual stockholder meetings and six of our eight members who were directors at the time of the annual meeting of stockholders held in 2019, attended the meeting (in person or via conference call).

How you can Communicate with us

          We seek input from a wide array of sources to inform our work. Our stockholders are an important source of information and feedback for us; we recognize that they have a uniquely at-risk financial interest in providing valuable input and responses.

          We therefore provide a variety of means to seek or receive stockholder input. In years in which we can hold in-person annual meetings, we welcome stockholders' attendance in person. We listen to stockholders when we attend industry and investor events on a regular basis. We provide a hotline that any person can use to report important information. We speak with stockholders at their request when that is appropriate and possible and we undertake extensive engagement programs to reach our large and involved stockholders, including those that may not interact as frequently with our investor relations professionals.

          We also provide every stockholder a more formal ability to communicate with us, the board of directors, as a whole or with individual directors or committee chairs.

          Any stockholder wishing to use this process may do so by sending their communication by US Mail (including courier or expedited delivery services) addressed to our board chair, as a representative of the entire board of directors, or to an individual director or directors, in each case, c/o Secretary, Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772. We will forward any such communication to the director or group of directors to whom the communication is addressed, on a periodic basis, except for advertisements, solicitations, employment requests or similarly inappropriate material.

How We Are Evaluated

          The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

How We Are Paid

          Our non-employee directors are compensated under our fourth amended and restated non-employee director compensation policy, as amended, or our non-employee director compensation policy. It is designed to provide competitive compensation to attract, motivate and retain highly qualified non-employee directors in alignment with stockholder interests.

          Under our non-employee director compensation policy, each director receives an annual cash retainer and an annual equity grant of restricted stock units. Additional annual cash compensation is paid to the lead independent director and chairperson of each committee due to the additional time, effort and expertise required for these roles. In addition, new non-employee directors receive an initial equity award of restricted stock units upon joining the board. Directors who are also our employees receive no additional compensation for serving on the board of directors. All cash payments are made on a quarterly basis.

          Upon recommendation of the compensation committee, our non-employee directors who are independent within the meaning of the director independence standards of NASDAQ (the "Independent Board") approved a fourth amended and restated non-employee director compensation policy, effective December 5, 2017. For fiscal 2020, no further change were made to the director fees as set forth below:

Fiscal Year 2020 Director Compensation

Annual Cash Retainer Fee	$60,000

Additional Cash Retainer Fees for the following positions:

• Lead Independent Director	$30,000

• Chairman of the Audit Committee	$22,000

• Chairman of the Compensation Committee	$15,000

• Chairman of the Nominating and Corporate Governance Committee	$10,000

• Chairman of the Finance Committee (1)	$10,000

Dollar Value of Annual Equity Grant (2)	$140,000

Dollar Value of Initial Equity Grant (2)	$50,000

(1)
The finance committee was dissolved on November 26, 2019 in favor of an ad hoc M&A committee which may review strategic M&A opportunities from time to time.

(2)
The number of shares subject to the equity award is determined by dividing the dollar value of the equity grant by the fair market value of a share of our common stock on the date of grant, which is equal to the closing price of our common stock on such date.

Annual Equity Grant

          Each restricted stock unit award granted to a non-employee director under the non-employee director compensation policy is made at the board of directors' meeting immediately following our annual meeting. These restricted stock units vest in three equal installments annually at a rate of 33.33%, with the first installment vesting on the September 1 following the board meeting giving rise to the directors' annual equity award grant, and remaining restricted stock units vesting on each of the next two anniversaries of September 1. The vesting of all equity awards granted to our non-employee directors will also accelerate by 12 months in the event of a change in control.

Initial Equity Grant

          Under the non-employee director compensation policy, the one-time, initial restricted stock unit award vests in three equal installments annually at a rate of 33.33%, with the first vesting date on the anniversary of the first day of the third month of the quarter following the director's appointment to the board of directors. See also changes to our director compensation policy for the fiscal year ending March 31, 2021 in section "Cash and Equity Compensation for Non-Employee Directors for Fiscal 2021" below.

Expense Reimbursement

          We reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

          The following table sets forth a summary of the compensation earned by or paid to our non-employee directors for our fiscal year ended March 31, 2020:

2020 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Izhar Armony	60,000	139,972	—	—	—	—	199,972
Rowland T. Moriarty (a)	100,000	139,972	—	—	—	—	239,972
William K. O'Brien (b)	75,000	139,972	—	—	—	—	214,972
Al-Noor Ramji	60,000	139,972	—	—	—	—	199,972
Barry R. Nearhos (c)	82,000	139,972	—	—	—	—	221,972
Joseph G. Doody	60,000	139,972	—	—	—	—	199,972
Vikram S. Pandit (d)	66,549	139,972	—	—	—	—	206,521
Deborah C. Hopkins	60,000	139,972	—	—	—	—	199,972
  (1)
  Represents the cash fees earned during fiscal 2020. We pay these fees promptly after the quarter in which they are earned.

  (a)
  Mr. Moriarty's cash fees earned include an annual fee of $10,000 as chairman of the nominating and corporate governance committee and $30,000 as lead independent director.

  (b)
  Mr. O'Brien's cash fees earned include $15,000 as chairman of the compensation committee.

  (c)
  Mr. Nearhos' cash fees earned include an annual fee of $22,000 as chairman of the audit committee.

  (d)
  Mr. Pandit's cash fees earned include a prorated amount of $6,549 (based on $10,000 fee) as chairman of the finance committee. The finance committee was dissolved on November 26, 2019.

  (2)
  Represents the aggregate grant date fair value of the restricted stock units granted on September 17, 2019, determined in accordance with FASB ASC Topic 718. The grant date fair value of each share of stock underlying these awards is $39.34.

          The non-employee members of our board of directors who held such positions as of March 31, 2020 held the following aggregate number of shares underlying unexercised options and unvested restricted stock units as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Izhar Armony	20,092	6,235
Rowland T. Moriarty	2,665	6,235
William K. O'Brien	20,092	6,235
Al-Noor Ramji	22,921	6,235
Barry R. Nearhos	—	6,235
Joseph G. Doody	—	6,235
Vikram S. Pandit	—	6,781
Deborah C. Hopkins	—	5,791

          The following table shows the grant of restricted stock units made to the non-employee members of our board of directors during the fiscal year ended March 31, 2020:

Name	Grant Date	Number of Shares Underlying Restricted Stock Units
Izhar Armony	09/17/2019	3,558
Rowland T. Moriarty	09/17/2019	3,558
William K. O'Brien	09/17/2019	3,558
Al-Noor Ramji	09/17/2019	3,558
Barry R. Nearhos	09/17/2019	3,558
Joseph G. Doody	09/17/2019	3,558
Vikram S. Pandit	09/17/2019	3,558
Deborah C. Hopkins	09/17/2019	3,558

Cash and Equity Compensation for Non-Employee Directors for Fiscal 2021

          The compensation committee, with the assistance of its independent compensation consultant, performed a review of the Company's compensation for non-employee directors. Based on market data, including data for our peer group, on June 18, 2020, the compensation committee recommended, and the Independent Board approved, an increase to the one-time, initial equity grant value (to $100,000 from $50,000). These restricted stock units will vest over three years in three equal installments at a rate of 33.33% per year, with the first vesting date to occur on the one-year anniversary of the first day of the month in which such director is appointed to the board. Additionally, due to the COVID-19 pandemic and impact on our business and our clients, effective April 1, 2020, our board of directors approved a temporary reduction of 20% of the annual cash retainer payable to all our independent members of the board of directors (from $60,000 to $48,000) for the fiscal year ending March 31, 2021.

Stock Ownership Guidelines

          Each non-employee director is required to own our common stock with a market value of at least four times their current annual board cash retainer fee (excluding chairperson and lead independent director fees). Non-employee directors are expected to meet their ownership guidelines within three years of becoming subject to the guidelines. The directors' compliance with these guidelines was assessed by our compensation committee. All members of our board of directors have met, and the majority have exceeded, these guidelines.

OUR COMPANY

          Virtusa is a team of over 22,000 employees working in our offices around the globe as well as in our delivery centers in the U.S., India, Sri Lanka, Hungary, Singapore and Malaysia. We have set forth biographies of our executive leadership team below and our board of directors above.

Our Executive Leadership

Kris Canekeratne Chairman of the board and Chief Executive Officer of the Company Age: 54
Experience

•

Co-Founder, Virtusa, Chairman (1996 – present), Chief Executive Officer (1996 – 1997; 2000 – present)

•

Co-founded eDocs, Inc., a provider of electronic account management and customer care, later acquired by Oracle Corporation (1997)

•

One of the founding team members of INSCI Corporation, a supplier of digital document repositories and integrated output management products and services (1989 – 1996); Senior Vice President (1992 – 1996)

Education

•

B.S. in Computer Science, Syracuse University

Ranjan Kalia Executive Vice President, Chief Financial Officer, Treasurer and Secretary Age: 59
Experience

•

Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company (October 2012 – present); Senior Vice President, Chief Financial Officer, Treasurer and Secretary (October 2008 – October 2012); Senior Vice President, Finance (April 2008 – October 2008)

•

Vice President, Finance Emerging Markets and International Development and Chief Financial Officer – Asia Pacific for EMC Corporation (2000 – December 2007)

Education

•

M.B.A, Nichols College

•

Undergraduate degree, Delhi University, India

Samir Dhir President and Head of Americas Age: 49
Experience

•

President and Head of Americas of the Company (April 2019 – present); President (August 2017 – April 2019); President of our Banking and Financial Services (November 2016 – August 2017); Executive Vice President, Chief Delivery Officer and Head of India operations (May 2013 – November 2016); Senior Vice President, Global Delivery Head and Head of India operations (February 2010 – May 2013); Executive Officer since April 1, 2011

•

Previously, worked for Wipro Technologies where he managed a delivery organization with over 5,000 IT professionals focused on the technology, media and transportation industries; also led Wipro's SAP Practice and managed services business

•

Held leadership positions with Avaya Inc. and Lucent Technologies in the United Kingdom

Education

•

M.B.A., Warwick Business School, UK

•

B.Tech, Indian Institute of Technology Roorkee

Thomas R. Holler Executive Vice President and Chief Strategy Officer Age: 57
Experience

•

Executive Vice President and Chief Strategy Officer (May 2011 – present); Executive Vice President, Chief Operating Officer (October 2008 – May 2011); Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary (2001 – October 2008)

•

Chief Financial Officer and Vice President of Finance, Cerulean Technology, Inc., a global supplier of wireless mobile applications and services, which was later acquired by Aether Systems Inc. (1996 – 2001)

Education

•

B.S. in Business Administration, Wayne State University

•

M.B.A., Northeastern University

Keith Modder Executive Vice President, Chief Operating Officer & Managing Director, EMEA Age: 56
Experience

•

Executive Vice President, Chief Operating Officer & Managing Director, EMEA (April 2019 – present); Executive Vice President and Chief Operating Officer (May 2011 – April 2019); President, Asia and Executive Vice President, Global Services (October 2008 – May 2011); Executive Vice President and Managing Director, Asian operations (2001 – October 2008); member of our board of directors (April 2004 – October 2004)

•

Worked for the John Keells Group where he held managing director positions for two IT solutions companies in the John Keells Group

•

Mr. Modder is a member of the board of directors of the Lanka Software Foundation and Commercial Bank, a large private bank in Sri Lanka and in Bangladesh, and has been a member of the ICT Advisory Committee of the Sri Lanka Export Development Board

Other Positions

•

Member of the board of directors of the Lanka Software Foundation and Commercial Bank, a large private bank in Sri Lanka and in Bangladesh, and has been a member of the ICT Advisory Committee of the Sri Lanka Export Development Board

Sundararajan Narayanan Executive Vice President and Chief People Officer Age: 45
Experience

•

Executive Vice President and Chief People Officer (August 2016 – present); Chief People Officer, Global Head of Human Resources (April 2016 – August 2016); Senior Vice President, Global Head of Human Resources (October 2013 – March 2016); Vice President, Global Head of Human Resources (May 2012 – October 2013); Senior Director of U.S. and Europe Human Resources (June 2010 – May 2012); Executive Officer since August 31, 2016

•

Vice President, Polaris Software Lab limited (1996 – 2010)

Education

•

B.E. in Computer Science, Madras University with global certifications in Human Resources

Our People

          In a sector like ours where it is an everyday phenomenon to hear our employees talk about—and work on—AI model zoos and data lakes, cloud native middleware, and microservice frameworks, it is not just important—it is essential—that we find, enable and retain the best talent globally. Our focus on our people is thus as precise, intense, immediate and effective as is our focus on digital capabilities. To give just a few examples:

  •
  To recruit widely, diversely and for talent while working to avoid unconscious bias or other barriers to opportunity we:

    o
    Work with universities with diverse student populations to help them design programs that help them educate and create opportunities for their students and help provide us with talented professionals,

    o
    Use a variety of social channels to reach people who may otherwise lack connections to participate in programs such as hackathons and codeathons and receive job offers, and

    o
    Hire locally where we can to create strong communities and opportunities for diverse candidates.

  •
  To assess employee and team performance fairly, consistently, and transparently, we use our own technological expertise to create programs such as REP (real time engagement and performance scores), AI-powered surveys, and talent-trend predictive analytics and other capabilities and programs that are visible to everyone and thus benefit from continuous feedback.

  •
  Our CSR pillars—Campus Reach, Digital Reach and Tech Reach—focus on creating positive social impact through technology.

  •
  Our compensation practices are similarly carefully tailored to the 3Ps—pay for person, pay for position and pay for performance. We link both our salaried and our variable pay to performance and benchmark regularly so that employees can be confident that our compensation is fair and well designed.

  •
  We know that pay is only one way to reward employees. Compensation is therefore only a part of our human capital story which includes:

    o
    Paid re-skilling, education and development opportunities,

    o
    Multiple training programs including the Global One Leadership Program, Launchpad, Management Development Programs, and the Women in Leadership Program,

    o
    Regular opportunities for job rotations and opportunities to work directly with clients,

    o
    Enabling non-moderated employee communication across all levels of the organization, and

    o
    Providing high quality benefits opportunities and packages.

  •
  We maintain policies on critical subjects such as equal opportunity, discrimination, anti-harassment, and business conduct and ethics.

  •
  Finally, we don't just assume our practices are working. We collect real time human capital data such as voluntary and involuntary turnover rates and disclose them publicly as well as regularly sharing key people data with our board.

Sustainability

          Investors know that loss avoidance is one of the keys to protecting portfolio returns over time; good companies know this too. Virtusa's sustainability programs cover management of elements such as health and safety, environment exposure, business continuity, information security, labor standards, diversity, anti-bribery and corruption, social impact, and reputation management. Our sustainability program is backed by relevant certifications, policies, and employee training for these core areas. This includes certification for OHSAS 18001:2007 (health and safety), ISO 14001:2015 (environmental management), ISO 22301:2012 (business continuity), and ISO 27001:2013 (information security).

          Our sustainability efforts are recognized by the leading Environmental, Social and Governance ("ESG") scorers. MSCI has steadily improved our grades so that we are now an A with exceptionally high marks for human capital management. ISS gave us their top score—a one—for both our environmental and our social disclosures for FY2019. Our good CDP scores are reported in the next section.

Environmental Stewardship

          Our commitment to reducing our environmental footprint and adhering to all environmental regulations is set out in the following policies, which we review annually: Environment, Health and Safety Policy, Energy Policy, Climate Change Policy, Waste Policy, and Water Policy.

          The significant environmental aspects of our business operations are managed through Code Green, our environmental management system. We have set metrics to monitor and target the reduction of GHG emissions, energy usage, and water usage. We also recycle e-waste, paper, and plastic. We believe that this transparency and reporting has enabled us to improve our sustainability program continuously. As such, our emissions data for scopes 1, 2, and 3 have limited assurance under ISAE3000 from Ernst & Young. In addition, we report our emissions to the CDP Climate Change and Supply Chain programs. In 2019, we received a performance rating of "B" (Management band), which is higher than the global average (C) and the North American regional average (C). Our Supplier Engagement Rating for 2019 was "A-". Our CDP response can be accessed at https://www.cdp.net/en/responses/20186.

          In FY2019 and FY2020 we also sponsored the Carbon Zero Challenge, which is hosted jointly by the Indian Institute of Technology Madras (IIT Madras) and the Industrial Waste Management Association (IWMA). The challenge aims to identify innovative solutions for energy and environmental problems in India. We also continued our partnership with Biodiversity Sri Lanka (BSL) on the Kanneliya Reforestation Program, which aims to restore ten hectares of degraded forest.

Supply Chain

          We use our Supplier Guidelines and Supplier Sustainability Survey to help us expand the reach of our sustainability programs. In addition, we seek to engage with our supply chain companies to ensure that they follow internationally accepted standards on human rights, labor, the environment, and business ethics.

          Detailed information about our sustainability program is available in our sustainability report, which also forms our communication on progress to the United Nations Global Compact (UNGC). The report can be accessed at: https://www.unglobalcompact.org/participation/report/cop/create-and-submit/active/437452.

OUR AUDITORS

Proposal 2—Ratification of Appointment of Independent Registered Public Accountants

          The audit committee of the board of directors has retained the firm of KPMG LLP, independent registered public accountants, to serve as independent registered public accountants for our 2021 fiscal year. KPMG LLP has served as our independent registered public accounting firm since 2004. The audit committee reviewed their performance and selected KPMG LLP for our 2021 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee, at its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

          Representatives of KPMG LLP attended all eight of the meetings of the audit committee in our fiscal year ended March 31, 2020. We expect that a representative of KPMG LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees billed by KPMG LLP

          The following table shows the aggregate fees for professional services rendered by KPMG LLP to us during the fiscal years ended March 31, 2020 and 2019:

	2020	2019
Audit Fees	$ 2,171,000	$ 2,430,000
Audit-Related Fees	183,512	30,108
Tax Fees	15,272	256,010
All Other Fees	15,573	59,913

Total	$ 2,385,357	$ 2,776,031

Audit fees

          Audit fees for both years consist of fees for professional services associated with the audit of our annual consolidated financial statements, the review of the consolidated interim financial statements and the audit of our internal control over financial reporting. These fees also include fees for services that are normally provided in connection with statutory audit and regulatory filings.

Audit-related fees

          Fees for audit-related services consist of fees for statutory audit certification services and other services that were reasonably related to the performance of audits or reviews of our financial statements and are not reported above under "Audit fees." The increase in audit-related services from fiscal year 2019 to 2020 was primarily due to financial due diligence services in fiscal 2020.

Tax fees

          Tax fees primarily consists of international tax consulting services. The audit committee has determined that the provision of these services to us by KPMG is compatible with maintaining their independence. The decrease in tax fees from fiscal year 2019 to 2020 was attributable to consulting services related to the Tax Cuts and Jobs Act provided in fiscal year 2019.

All other fees

          All other fees relate to permissible non-audit services, and primarily include Capability Maturity Model Integration services.

          All of the foregoing fees were pre-approved by the audit committee.

Audit committee pre-approval process of fees

          The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of KPMG LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by KPMG LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with KPMG LLP, see "Report of the Audit Committee of the Board of Directors".

          For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, virtually or represented by proxy, and voting on such matter is required for approval.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RATIFICATION OF KPMG LLP
AS VIRTUSA CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR FISCAL YEAR ENDING MARCH 31, 2021.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.

          The Virtusa Corporation (the "Company") board of directors appointed us as an audit committee to oversee the Company's accounting and financial reporting processes on behalf of the board of directors, including review of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal auditor and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm. The audit committee has robust policies and procedures in place for selecting and monitoring the independent registered public accounting firm and its independence, including: an annual evaluation process; review of auditor and team member qualifications; rotation of lead engagement and concurring partners every five years; hiring restrictions for auditor employees; pre-approval of non-audit services; review of results from internal quality reviews, peer reviews and PCAOB inspections; and private meetings between the audit committee and the independent registered public accounting firm throughout the year.

          We are governed by a written charter adopted by the audit committee and our board of directors, which is available through the Investor Relations page of our website at http://www.virtusa.com.

          The audit committee consisted of three members, Messrs. Nearhos, O'Brien and Doody, all non-employee directors at the time that the actions of the committee described in this report were undertaken during the Company's fiscal year ended March 31, 2020. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by The NASDAQ Stock Market, Inc. and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Messrs. Nearhos and O'Brien are each "audit committee financial experts" as is currently defined under SEC rules.

          The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.

          In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for our fiscal year ended March 31, 2020, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended March 31, 2020. At the end of each quarter and financial year, we have met with the Company's independent registered public accounting firm, KPMG LLP, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2020 with management and the independent registered public accounting firm.

          We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending March 31, 2021.

          We discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB"), including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

          We have reviewed the permitted services under rules of the SEC as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

          Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended March 31, 2020 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

THE AUDIT COMMITTEE

Barry R. Nearhos, Chair
William K. O'Brien
Joseph G. Doody
Abidali Neemuchwala

OUR PAY

Proposal 3—Advisory Approval Vote on the Compensation of
Our Named Executive Officers

          The following proposal, commonly known as a say-on-pay proposal, is provided as required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at our annual meeting of stockholders:

          RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion".

          In considering your vote, we invite you to review the Compensation Discussion and Analysis included in this proxy statement. This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will review and consider the outcome of the vote when considering future compensation decisions for our NEOs.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE APPROVAL OF, ON AN ADVISORY BASIS,
THE COMPENSATION OF OUR NEOS
AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

          No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.

          The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the fiscal year ended March 31, 2020 with management. In reliance on the review and discussion referred to above, the compensation committee has approved the CD&A, and has recommended to the board of directors, and the board of directors has approved, the CD&A for inclusion in the proxy statement for the fiscal year ended March 31, 2020 for filing with the SEC.

Respectfully submitted by the
Compensation Committee,

Vikram S. Pandit, Chair
William K. O'Brien
Al-Noor Ramji
Joseph G. Doody

VIRTUSA CORPORATION 2020
COMPENSATION DISCUSSION AND ANALYSIS

          This compensation discussion and analysis ("CD&A") explains our executive compensation program, including philosophy, policies, practices and key compensation decisions for fiscal 2020 as it relates to our NEOs. Compensation for our NEOs is further described in the Summary Compensation Table and other compensation tables contained in this proxy statement.

Our Named Executive Officers (NEOs)

Kris Canekeratne	Chairman and Chief Executive Officer

Ranjan Kalia	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Samir Dhir	President, Head of Americas

Thomas R. Holler	Executive Vice President, Chief Strategy Officer

Keith Modder	Executive Vice President, Chief Operating Officer and Managing Director, Europe, Middle East and Asia Pacific

CD&A Table of Contents

Compensation Overview	48

Compensation Philosophy	54

Compensation Elements	54

Compensation Program Details	56

Compensation Setting Process	63

Compensation Policies and Governance Practices	65

Overview

Our Company

          Virtusa Corporation is a global provider of digital business strategy, digital engineering and information technology ("IT") services and solutions that help clients change, disrupt, and unlock new value through innovation engineering. We support Global 2000 clients across key industries including banking, financial services, insurance, healthcare, communications, technology, and media and entertainment. We help improve business performance through accelerating revenue growth, delivering compelling consumer experiences, improving operational efficiencies, and lowering overall IT costs. We provide services across the entire spectrum of the IT services lifecycle, from consulting, to technology and user experience ("UX") design, development of IT applications, systems integration, digital engineering, testing and business assurance, and maintenance and support services, including cloud, infrastructure and managed services. We help our clients solve critical business problems by leveraging a combination of our distinctive consulting approach, end-to-end digital engineering capabilities, unique platforming methodology, and deep domain and technology expertise.

          Virtusa helps clients grow their business with innovative services that create operational efficiency using digital labor, future-proof operational and IT platforms, and rationalization and modernization of IT applications infrastructure. We help organizations realize the benefits of digital transformation ("DT") and cloud transformation ("CT") by bringing together digital infrastructure, analytics and intelligence and customer experience by engineering the digital enterprise of tomorrow on the cloud. We deliver cost effective solutions through a global delivery model, applying advanced methods such as Agile, an industry standard technique designed to accelerate application development. We use our Digital Transformation Studio ("DTS") engineering tools to drive software development lifecycle ("SDLC") automation to improve quality, enabling speed and increasing productivity. Our proprietary DTS was built by Virtusa's engineering teams that have decades of industry knowledge and experience. These teams are certified and leverage Virtusa's industry leading tools and assets, providing increased speed and transparency.

          Headquartered in Massachusetts, we have offices throughout the Americas, Europe, Middle East and Asia, with global delivery centers in the United States, India, Sri Lanka, Hungary, Singapore and Malaysia. We also have many employees who work with our clients either onsite or virtually, which offers flexibility for both clients and employees.

Fiscal 2020 Performance Highlights

          In fiscal year 2020, we initiated a multi-year strategy to increase our revenue, operating margin, and earnings per share. Our strategy focuses on three fundamental pillars: increasing profitable revenue growth by targeting large digital and cloud transformation engagements, achieving greater revenue diversification, categorized by geography, industry, and client, and increasing gross and operating margins through pyramid efficiencies, project profitability, and general and administrative expense leverage.

          While we began to implement these three pillars in fiscal year 2020, we faced significant headwinds which masked our progress. These headwinds were primarily related to a decline in revenue from a large European banking client, negotiated productivity savings which affected growth at our largest client, adverse impacts on our clients' spend in the fiscal fourth quarter of 2020 due to the onset of the COVID-19 pandemic and related negative impact on our client budgets and the economy as a whole.

Fiscal Year 2020 Results:

  •
  For the fiscal year ended March 31, 2020, revenue was $1,312.3 million, an increase of 5.2%, compared to $1,247.9 million for the fiscal year ended March 31, 2019. On a constant currency basis, revenue increased by 5.6% year-over-year.
  •
  Virtusa reported GAAP income from operations of $80.2 million for fiscal year 2020, an increase from $70.3 million from fiscal year 2019.
  •
  GAAP net income available to common stockholders was $43.6 million for fiscal year 2020, or $1.42 per diluted share, compared to $11.8 million, or $0.38 per diluted share for fiscal year 2019.

Non-GAAP Results*:

  •
  Non-GAAP income from operations was $113.8 million for fiscal year 2020, compared to $123.2 million for fiscal year 2019.
  •
  Non-GAAP net income was $71.9 million for fiscal year 2020, or $2.14 per diluted share, compared to $71.3 million, or $2.12 per diluted share, for fiscal year 2019.

*  For a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure, see page 62 of our Annual Report on Form 10-K filed on May 28, 2020, and Appendix A attached to this proxy statement.

Response to COVID-19:

          The significant negative impact of COVID-19 on the global economy has created near-term challenges for us and the entire IT services industry. Simultaneously, the global pandemic has revealed unique opportunities for us to strengthen and advance our three-pillar plan. As a result, in late fiscal year 2020 and early fiscal year 2021, we launched several new initiatives under our three-pillar strategy designed to enable us to navigate the pandemic's near-term economic impacts, and strengthen our overall market, financial and operational positioning going forward. For example, we proactively launched a series of new services and solutions tailored to help clients address the challenges created by COVID-19, including hyper distributed agile services, agile squads, and release assurance. In addition, we initiated a comprehensive cost reduction and efficiency plan across delivery, shared services and professional services to mitigate the impacts of COVID-19 on our profitability, and improve our gross and operating margin performance over time.

  •
  In support of the increasing profitable revenue growth—our first pillar—Virtusa launched initiatives to sharpen our sales and marketing tactics to win additional large, recurring, high-margin, and faster growing digital and cloud transformation projects. We also quickly ramped efforts to proactively anticipate the needs of our clients arising from the COVID-19 pandemic. In late fiscal 2020, Virtusa launched new go-to-market campaigns around remote workforce enablement, cost reduction and efficiency programs, and end-to-end deep digital transformation specifically targeting the challenges our clients were facing due to COVID-19. We believe our efforts on this front helped to drive the rapid expansion of our business pipeline in the fiscal fourth quarter of 2020, which we expect to benefit our financial performance during the second half of fiscal 2021.

  •
  To diversify revenue—our second pillar—Virtusa accelerated our geographic diversification efforts in fiscal 2020 by separating our Americas and Europe, Middle East and Africa ("EMEA") lines of business, realigning our senior executives to improve regional supervision, and made key local leadership hires in Europe and the Middle East. We expect these, and other changes being formulated, to help expand our EMEA client base and enable tight-knit client relationships, making a positive impact on our EMEA growth in the future. With respect to industry group diversification, we have increased our investments in attractive high-growth verticals, and strategic M&A, in industries such as high-tech and healthcare.

  •
  Finally, with respect to increasing margins—our third fundamental pillar—we have added to the cost containment and efficiency initiatives we announced at the beginning of fiscal 2020 by launching new actions to improve our workforce pyramid efficiencies, reduce our use of sub-contractors, increase utilization, and reduce G&A expenses as a percentage of revenue.

          We are incredibly proud of our success in maintaining our commitment to serve our clients and protect the health and safety our global team members during the COVID-19 pandemic. At the onset of the pandemic, our crisis management team quickly enacted strict work-from-home measures while our business continuity protocols enabled nearly uninterrupted service to our clients. Currently over 98% of our billable workforce has the ability to work from home. Our COVID-19 Task Force meets on a frequent basis to consistently review developments and act in accordance with the guidance provided by governments and relevant public health organizations around the world. Virtusa has also stepped up our efforts to serve our clients during their time of need during the pandemic. We proactively launched a series of new services and solutions tailored to help clients address the challenges created by COVID-19 such as hyper distributed agile services, agile squads, and release assurance. Lastly, Virtusa has worked to maintain our commitment to our stockholders by implementing a comprehensive cost reduction and efficiency plan across delivery, shared services and professional services in order to mitigate the impact of slower revenue growth on our margin performance.

Compensation Best Practices

          Our executive compensation program reflects the following best practices:

What We Do	What We Don't Do

    Closely align pay-for-performance

    Balance performance metrics with annual and long-term plans

    Align performance metrics with management and stockholder interests

    Set rigorous goals aligned to business strategy

    Pay the majority of direct compensation over the long term

    Retain an independent compensation consultant

    Maintain significant stock ownership guidelines

    Maintain enhanced clawback requirements

    Use "single-trigger" change of control provisions

    Provide tax gross-ups on perquisites

    Pay dividends on unvested equity

    Allow pledging, hedging or short-sale transactions

    Encourage unreasonable risk-taking

    Grant equity awards discounted at values below 100% of fair market value

    Reprice stock options without stockholder approval

    Our compensation committee charter was amended to reflect our commitment that we will not make any adjustments to performance metrics mid-performance period other than for M&A activities.

2019 Say on Pay Voting Results and Stockholder Engagement

          At our annual meeting of stockholders in September 2019, we held our annual vote on an advisory resolution to approve the compensation of our NEOs ("say-on-pay") and 97.7 percent of votes cast approved our say-on-pay proposal. Our board of directors and compensation committee carefully review the voting results. As part of this review, and as a matter of policy, our management and compensation committee may gather feedback directly from stockholders to understand their concerns with our pay structure and our compensation practices.

          Although we received strong support for our say-on-pay proposal at our 2019 annual meeting of stockholders, which we believe reflects general stockholder approval of our compensation program, we continuously engage with our stockholders on corporate governance matters, including executive compensation, and strive to be responsive to stockholder feedback. In the past, we received input from our stockholders expressing a preference for longer performance periods for our performance-based LTI grants, for a relative performance measure in those awards as well as separate metrics for our variable cash compensation plan and LTI performance grants. In response, we made a number of changes to out LTI program as described in the section titled "Key Elements of Fiscal 2020 Compensation" below.

          We appreciate the feedback received through our stockholder engagement, and the compensation committee will continue to consider the outcome of our say-on-pay votes, stockholder input, regulatory changes, and emerging best practices when making future compensation decisions for our NEOs.

Performance-Based Compensation Structure

          We believe that the compensation of our executive officers should focus executives on the achievement of near-term corporate targets as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals and create stockholder value and result in reduced executive compensation when we do not achieve our business and stockholder value goals. We use a combination of base salary, annual variable cash compensation programs, a long-term equity incentive compensation program and a broad-based benefits program to create a competitive compensation package for our executive management team.

          Our executive compensation structure is focused on both short-term (variable cash compensation plan, or "VCCP") and long-term ("PSUs") performance-based compensation ("at-risk" pay). The charts below highlight that 76% of the CEO's fiscal 2020 total target compensation and 63% of the average fiscal 2020 total target compensation of our other NEOs as a group is at risk which is consistent with our pay-for-performance philosophy.

Relationship between CEO Reported Compensation, Target Total Compensation and Realized Compensation

          We review our CEO's compensation using the following three methods:

          For a given fiscal year, the amounts shown under each of the three disclosed methods typically will differ from each other, often materially. The numbers shown in the following graph are not intended to replace the SEC mandated Summary Compensation Table, but rather provide a perspective on the relationship between the CEO's reported compensation, target total compensation and realized compensation.

          The graph below shows the following:

  •
  CEO target total pay either slightly increased or remained relatively unchanged for each of the last three fiscal years. However, realized pay has not and would not be expected to move in lockstep with target total pay, reflecting the differing levels that achieved performance has had on incentive payouts over those fiscal years.

  •
  Little correlation between reported pay and realized pay. This is an expected outcome since most of the reported pay represents the grant date accounting values of equity grants, not the actual value of those grants when, and if, earned by the CEO.

  (1)
  "Realized" compensation for each fiscal is defined as and year equals the sum of the CEO's (i) base salary paid during the fiscal year; (ii) variable cash compensation earned during the fiscal year; fiscal 2018 realized pay reflects fiscal 2018 VCCP payout of 196%; Fiscal 2019 reflects fiscal 2019 VCCP payout of 104%; and, no VCCP payout was earned in fiscal 2020; (iii) PSUs conditionally earned during the year that have not yet vested (value based on year-end share price); fiscal 2018 reflects the fiscal 2018 PSU grants which earned a 186% payout; fiscal 2019 reflects the fiscal 2019 PSU grants which earned 104%; and fiscal 2020 PSUs are earned based on a two-year aggregate performance period ending on March 31, 2021, which is incomplete, and payout is not yet known; (iv) time-based RSUs that vested during the fiscal year (value based on vesting date share price); and (v) for fiscal 2019, includes the value of shares under the fiscal 2017 5-year PSU which vested in fiscal 2019.

Compensation Philosophy

          Our compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based. In that regard, our compensation program places the greatest emphasis on long-term incentive compensation through equity grants that vest predominantly on achievement of performance goals, which we believe effectively aligns the interests of our executive officers and those of our stockholders.

          Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

  ✓
  Align with Stockholder Interests: Align each executive's interests with stockholders' interests by including a significant variable component which is weighted heavily toward performance-based awards.

  ✓
  Motivate Strong Performance: Compensate our executives to manage our business to meet our near-term and long-term objectives.

  ✓
  Set Market-Appropriate Pay Opportunities: Total target compensation should be competitive with peer group companies so that Virtusa can attract and retain talented and experienced executives and motivate and reward executives whose knowledge, skills and performance are critical to our success.

Compensation Elements

Key Elements of Fiscal 2020 Compensation

          The compensation committee implemented the following changes for fiscal 2020:

  •
  The long-term financial metrics are different from the short-term financial metrics under VCCP;

  •
  The fiscal 2020 PSU program has a longer performance period of two years; and

  •
  The payout of PSUs tied to each financial metric will also be subject to a modifier based on our relative total stockholder return ("TSR") over a two-year performance period, as compared to the relative TSR in the S&P 1000, which could reduce or increase the payouts by up to 20%.

          Below is a description of the primary elements of our compensation program.

Element	Description

Base Salary	• Annual fixed cash compensation

Variable Cash Compensation Plan	• Annual Variable Cash Compensation Plan (50%) Revenue (50%) Non-GAAP Income from operations

Long-term Incentives	• Performance-based LTI Awards

Two-year performance period beginning April 1, 2019 and ending March 31, 2021

(50%) Two-year aggregate revenue

(50%) Two-year adjusted net income

Use of a modifier based on the Company's relative TSR over a two-year performance period as compared to the relative TSR in the S&P Composite 1000 Services companies, which could reduce or increase payouts by up to 20%

Vesting: 50% on June 1, 2021; 50% on June 1, 2022, subject to achievement of the performance metrics

• Time-based Equity Awards Vest 33.33% over three years, subject to continued service, on each of June 1, 2020, June 1, 2021 and June 1, 2022

Change in Fiscal 2020 LTI Metric

          In our fiscal 2020 long-term incentive program, our compensation committee replaced the non-GAAP income from operations metric with adjusted net income. Our compensation committee continues to believe that focusing on profitability and growth are still the primary objectives to create sustainable long-term stockholder value,

          The change in long-term metrics strongly differentiated the aspects of profitability that are measured over the short-term and long-term horizons. In the short term, our compensation committee has focused our management team on just two numbers: our operating revenue and our operating expenses. This provides management with an extremely clear line of sight, and tightly aligns management with stockholders over the short-term.

          The long-term profitability metric encourages management to think about a much more expansive set of factors when managing towards long-term objectives—those factors include operating the business in a tax-efficient manner and managing our non-operating income and expenses. In addition, certain adjustments in the long-term profitability metric—such as adjusting out changes to tax code regimes—provide important safeguards against potential windfalls.

Other Benefits

          We believe that maintaining a competitive benefit package for our executive officers is a key factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our group employee benefit plans, such as medical, dental, vision, and group life and accidental death and dismemberment insurance, in each case on the same basis as other employees.

          Executive officers are also eligible to participate in our 401(k) plan, which we offer to all our U.S.-based employees. Eligible employees may contribute, on a pre-tax basis, a portion of their salaries to the 401(k) plan and invest their contributions among available investment alternatives. We do not offer pension benefits to our executive officers or other employees, except as mandated by the governments of India and Sri Lanka.

          For fiscal 2020, we provided no perquisites or personal benefits to any of our NEOs other than to Keith Modder, our executive vice president, chief operating officer and managing director, EMEA. We provide Mr. Modder, who resides in Sri Lanka, certain perquisites as described in footnote 5 the Summary Compensation Table. These perquisites are considered customary in Sri Lanka and similar to those customarily provided to other Sri Lankan-based executives. Our compensation committee approved (and our independent members of our board approved) each of these perquisites for fiscal 2020.

Compensation Program Details

Fiscal 2020 Target Compensation

          The table below shows each NEO's fiscal 2020 target total compensation and each element of target total compensation as approved by the compensation committee, and approved by the board. Disclosed target amounts are those amounts that would be earned assuming achievement of target performance, as set and approved by the compensation committee and approved by our independent members of our board of directors.

Name	Position	Base Salary	Target Incentive Opportunity	Target Total Cash Compensation	Time-based Share Units (1)	Performance Share Units at Target (1)	Target Total Compensation
Kris Canekeratne	Chairman and Chief Executive Officer	$525,000	$535,000	$1,060,000	$1,337,028	$5,245,856	$7,642,884
Ranjan Kalia	Executive Vice President, Chief Financial Officer	$410,000	$290,000	$700,000	$540,455	$1,236,949	$2,477,404
Samir Dhir	President, Head of Americas	$410,000	$365,000	$775,000	$549,571	$1,257,813	$2,582,384
Tom Holler	Executive Vice President, Chief Strategy Officer	$375,000	$290,000	$665,000	$436,271	$998,501	$2,099,772
Keith Modder	Executive Vice President, Chief Operating Officer and Managing Director, EMEA	$325,000	$270,000	$595,000	$477,944	$1,093,880	$2,166,824
  (1)
  Reflects the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718 and the aggregate grant date fair value of PSUs at target computed in accordance with FASB ASC Topic 718.

Base Salary

          Our NEOs are each paid a base salary, which the compensation committee reviews each fiscal year. The compensation committee primarily used competitive market data within our peer group to set base salary levels and to determine any base salary adjustment. The compensation committee generally set each of our NEO's base salary between the 25th and 50th percentile of the compensation peer group which is aligned with our philosophy of focusing on performance-based compensation.

          Our compensation committee approved and recommended to our board, and our independent members of our board of directors approved, the following fiscal 2020 annual base salaries for our NEOs reflecting merit increases:

Name	FY2019 Base Salary	% Increase	FY2020 Base Salary

Kris Canekeratne	$513,000	2.3%	$525,000

Ranjan Kalia	$400,000	2.5%	$410,000

Samir Dhir	$400,000	2.5%	$410,000

Thomas R. Holler	$364,000	3.0%	$375,000

Keith Modder	$315,000	3.2%	$325,000

          In response to the COVID-19 pandemic and impact on our results of operations for the fiscal year ended March 31, 2020, our executives voluntarily accepted, in the case of our CEO, a 30% reduction in base pay and, in the case of our other executives, a 20% reduction in base pay, from the fiscal year 2020, effective for fiscal year 2021.

Variable Cash Compensation Plan

          We have established the annual VCCP to incent our executive officers to achieve performance goals established and approved by the compensation committee. The VCCP supports our pay-for-performance philosophy by providing incentive compensation to our executive officers that is earned solely based upon the achievement of pre-set performance goals. Our compensation committee and our non-employee directors who are independent within the meaning of the director independence standards of NASDAQ (the "Independent Board") approved a revenue target of $1,385 million and a non-GAAP operating income target of $152 million (each weighted 50%).

          Based on fiscal 2020's actual performance of $1,312.3 million in revenue and $113.8 million of non-GAAP operating income, we did not achieve our revenue and non-GAAP income from operations threshold performance goals for our fiscal year ended March 31, 2020 and, as a result, Virtusa made no payments under the VCCP to our NEOs as further described below. We also made no discretionary cash payments to our NEOs for the fiscal year ended March 31, 2020.

          In response to the COVID-19 pandemic and impact on our results of operations for the fiscal year ended March 31, 2020, our executives voluntarily accepted suspension of the VCCP, and, as a result, no variable cash compensation will be paid for the fiscal year ending March 31, 2021.

VCCP Target Opportunities

          The compensation committee primarily used peer group data to set each NEO's target cash incentive opportunity. Historically, the compensation committee has set target cash incentive opportunity between the 25th and 50th percentile of the compensation peer group. However, the compensation committee also considered other factors in setting each NEO's fiscal 2020 target cash incentive opportunity, including the executive officer's prior performance, experience, expertise and ability to drive corporate performance.

          The payout opportunity under the fiscal 2020 VCCP ranged from 25% of the target incentive opportunity for achieving threshold performance to 200% of the target cash incentive opportunity for achieving the maximum level of performance. The chart below shows each NEO's fiscal 2020 cash incentive opportunities.

Name	Threshold Incentive Opportunity 25%	% of Base Salary	Target Incentive Opportunity	% of Base Salary	Maximum Incentive Opportunity 200%	% of Base Salary

Kris Canekeratne	$133,750	25%	$535,000	102%	$1,070,000	204%

Ranjan Kalia	$72,500	18%	$290,000	71%	$580,000	141%

Samir Dhir	$91,250	22%	$365,000	89%	$730,000	178%

Thomas R. Holler	$72,500	19%	$290,000	77%	$580,000	155%

Keith Modder	$67,500	21%	$270,000	83%	$540,000	166%

VCCP Performance Measures, Goals, and Results

          For fiscal 2020, the compensation committee approved two equally weighted performance measures: (i) revenue and (ii) non-GAAP income from operations, along with minimum, target and maximum goals for these measures. The compensation committee selected these performance measures as they reflect Virtusa's on-going strategic goal of driving profitable revenue growth, which in turn translates into enhanced stockholder value. The compensation committee considered using other financial metrics but revenue growth and non-GAAP income from operations continue to be the central drivers of our business. Further, our executive team focuses each business unit on achieving stretch revenue and gross margin goals, which directly contribute to the Company's revenue and non-GAAP income from operations objectives. Additionally, our compensation committee believes that these financial metrics, revenue and non-GAAP income from operations, most align with investor focus and stockholder value creation, and are consistent with Virtusa's stated goal of increasing top line growth faster than industry growth and increasing non-GAAP operating margins and non-GAAP income from operations and year-over-year.

          The compensation committee approved the VCCP revenue goals and non-GAAP income from operations goals at the beginning of the fiscal year at its first regularly scheduled or special meeting. The compensation committee set these goals to be challenging, but achievable, based on our business plan. In that regard, the target revenue goal for fiscal year 2020 approved by the compensation committee was 11% higher than the actual revenue results for fiscal year 2019, which itself represented an increase of 22% from revenues recognized in fiscal year 2019 to fiscal year 2018. The National Association of Software and Services Companies ("NASSCOM") estimated a growth rate of 7.7% rate for the IT services industry for fiscal 2020.

          The following chart shows the VCCP performance goals approved by the compensation committee and our independent members of our board for fiscal 2020.

VCCP Performance Measure	Weight	Fiscal 2019 Actuals (millions)	Threshold 25% (millions)	Target 100% (millions)	Maximum 200% (millions)	Fiscal 2020 Actual Performance (millions)	% Target Payout Factor Achieved

Revenue	50%	$1,247.9	$1,348	$1,385 (2)	$1,435	$1,312.3	0%

Non-GAAP Income from operations(1)	50%	$123.2	$142	$152 (3)	$167	$113.8	0%

  (1)
  Non-GAAP income from operations excludes stock-based compensation expense, acquisition related charges and restructuring charges. A reconciliation of this non-GAAP measure to its most directly comparable U.S. GAAP measure for the respective periods can be found on pages 61-64 in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on May 28, 2020.

  (2)
  Under the VCCP, the revenue target for a 100% payout for the fiscal year ended March 31, 2020 was $1,385 million, representing a growth rate of approximately 11% from actual fiscal 2019 revenue of $1,247.9 million.

  (3)
  The non-GAAP income from operations target for the fiscal year ended March 31, 2020 was $152 million, representing a 23% increase from actual fiscal 2019 non-GAAP income from operations of $123.2 million.

VCCP Payout Levels

          In fiscal 2020, we did not achieve the threshold performance goals for either revenue or non-GAAP operating income. Therefore, Virtusa made no incentive cash payments under the VCCP to our NEOs as shown in the chart below:

Name	Target Incentive Opportunity	Achievement	VCCP Paid (1)

Kris Canekeratne	$535,000	0%	—

Ranjan Kalia	$290,000	0%	—

Samir Dhir	$365,000	0%	—

Thomas R. Holler	$290,000	0%	—

Keith Modder	$270,000	0%	—

  (1)
  Represents amount approved by our compensation committee and the independent members of our board.

          Over the past five years, our payout fluctuations have varied according to our Company's performance in each year. The following chart depicts our NEOs' VCCP payouts, in comparison to target, over the last five fiscal years:

*
The compensation committee exercised discretion to reduce FY2016 payouts from 75% to 50% of target because the Company did not achieve its income from operations targets.

Long-Term Incentive (LTI) Compensation

          We have established a long-term incentive compensation program to incent our executive officers to achieve key financial metrics, enhance stockholder value and align the interests of our executive officers with our stockholders. Under this program, we granted performance share units ("PSUs") and time-based restricted stock units ("RSUs") to our executive officers during fiscal 2020. For fiscal 2020, the long-term incentive compensation of our CEO and NEOs comprised of:

  CEO

  •
  For our CEO, 80% of equity awards granted are PSUs; 20% are RSUs
  •
  PSUs represent 69% of our CEO's total target compensation
  •
  RSUs represent 17% of total target compensation

  Other NEOs

  •
  For our other NEOs, 70% of equity awards granted are PSUs; 30% are RSUs
  •
  PSUs represent 50% of our other NEOs' total target compensation
  •
  RSUs represent 21% of our other NEOs' total target compensation

          The compensation committee must approve grants of equity awards to our NEOs. The compensation committee approves annual equity grants at its first regularly scheduled or special meeting during the fiscal year. Our practice is also to require our independent members of our board to ratify and approve all equity awards approved by the compensation committee.

Target Opportunities

          The compensation committee primarily used peer group data to set the fiscal 2020 target value of each NEO's annual equity grant. In this regard, while the compensation committee generally sets total compensation opportunity near the peer median, PSU grants are over-weighted within the overall compensation mix, and fixed compensation such as base salary is under-weighted. The compensation committee may also consider other factors in setting each NEO's fiscal 2020 target value, including the executive officer's prior performance, experience and expertise and ability to drive corporate performance and key share usage statistics such as run rate, overhang, shares available for future grants and dilution.

PSU Grants

          For fiscal 2020, in response to its commitment to stockholder feedback, the compensation committee approved a grant of PSUs to each NEO with a two-year performance measurement period ("Fiscal 2020 PSUs") over which the Company's performance is measured across two components: revenue and adjusted net income. The Fiscal 2020 PSUs are subject to the achievement of performance goals established and approved by the compensation committee as discussed below. The grant of the Fiscal 2020 PSUs supported our pay-for-performance philosophy by providing incentive compensation to our executive officers that is earned solely based upon the achievement of pre-set performance goals.

PSU Target Award

          The chart below shows the target number and related value of the Fiscal 2020 PSUs granted to each of our NEOs.

Name	Fiscal 2020 PSUs Granted at 100% Achievement of Target (#)	Target Value (1)

Kris Canekeratne	123,200	$ 5,245,856

Ranjan Kalia	29,050	$ 1,236,949

Samir Dhir	29,540	$ 1,257,813

Thomas R. Holler	23,450	$ 998,501

Keith Modder	25,690	$ 1,093,880
(1)
Represents the grant date fair value of the awards at target computed in accordance with FASB ASC Topic 718.

          The payout opportunity under the Fiscal 2020 PSUs ranges from 25% of the target number of PSUs for achieving a threshold level of performance to 200% of the target number of PSUs for achieving the maximum level of performance.

PSU Performance Measures and Goals

          The compensation committee approved two equally-weighted performance measures for the Fiscal 2020 PSUs: (i) two-year aggregate revenue, weighted 50%, and (ii) two-year adjusted net income, weighted 50%, along with threshold, target and maximum goals for these measures. The achievement of the performance metrics for the Fiscal 2020 PSUs will be measured over a two-year performance period beginning on April 1, 2019 and ending March 31, 2021. The payout of PSUs tied to each financial metric will also be subject to a modifier based on our relative TSR over a two-year performance period, as compared to the stockholder return in the S&P 1000, which could reduce or increase the payouts by up to 20%. The compensation committee made these material changes to the performance measures in response to stockholder feedback raised during our 2019 stockholder outreach program. As the performance period is incomplete, payout is not yet known.

          The relative TSR modifier will operate by adjusting the payout resulting from the revenue and adjusted net income metrics. If the Company's relative TSR falls below the 25th percentile relative to all components of the S&P 1000 index, payouts will be reduced by 20%. If the Company's relative TSR falls at or above the 75th percentile of the S&P 1000 index, payouts will in increased by 20%. And, if the Company's relative TSR falls between these two ranges, the modifier will not affect the payouts at all.

          Payout and targets for the Fiscal 2020 PSUs will be disclosed in the 2021 proxy statement, retrospectively, once the performance period is complete. If earned, the conditionally earned PSUs will vest 50% on June 1, 2021 and the remaining 50% will vest on June 1, 2022, provided the executive remains employed with the Company through the date of vesting.

          The compensation committee used cumulative revenue growth and cumulative adjusted net income from operations as these metrics are core to the Company's short and long-term success. These metrics are rigorous and also support the Company's three pillar strategy of high quality revenue growth, revenue diversification and margin expansion.

RSU Grants

          For fiscal 2020, the compensation committee approved a grant of time-based RSUs to each NEO ("Annual 2020 RSUs"). The Annual 2020 RSUs vest over a three-year period, with one-third vesting on each of June 1, 2020, June 1, 2021 and June 1, 2022, provided the executive remains employed with the Company through the date of vesting. The number of RSUs that vest on each vesting date is settled in a like number of shares of our common stock. The grant of the Annual 2020 RSUs supports our philosophy to retain key talent by providing compensation to our NEOs based on the completion of a service period. In addition, these grants incent our NEOs to enhance stockholder value as the value of the award increases as our stock price increases.

Fiscal 2017 One-time Five-Year Performance Share Unit Grants

          On August 11, 2016, each of our NEOs received a one-time five-year performance share unit grant ("5-year PSUs"). The 5-year PSUs are earned based on achievement against non-GAAP income from operations goals over a five-year performance period beginning April 1, 2016 and ending March 31, 2021 ("Performance Period").

          During the Performance Period, the 5-year PSUs vest based on Virtusa's achievement of 12-month trailing ("TTM") non-GAAP income from operations goals as of any eligible fiscal quarter ending within the Performance Period. The following are the compensation committee-approved non-GAAP income from operations goals and related vesting schedule:

    •
    30% of 5-year PSUs vest upon achieving TTM non-GAAP income from operations of $117 million during the Performance Period.

    •
    30% of 5-year PSUs vest upon achieving TTM non-GAAP income from operations of $136 million during the Performance Period.

    •
    40% of 5-year PSUs vest upon achieving TTM non-GAAP income from operations of $158 million during the Performance Period.

    •
    To the extent that any 5-year PSUs are earned in any fiscal quarter during the Performance Period, the 5-year PSUs will vest on the first day of the third month following the quarter in which they are earned.

    •
    If Virtusa achieves TTM non-GAAP income from operations of $200 million at any fiscal quarter end within the Performance Period, then each NEO will earn 200% of his target number 5-year PSUs less any previously earned 5-year PSUs.

          The first target of $117 million was met in fiscal 2019 and 30% of the PSUs were earned and vested in fiscal 2019.

          For fiscal 2020, based on our financial performance during the performance period, there was no additional vesting of 5-year PSUs under this plan.

Compensation Setting Process

Executive Compensation Decisions

          Our compensation committee, which is comprised entirely of independent directors, is responsible for establishing and administering our policies governing the compensation for our executive officers, including executive officer salaries, bonuses and equity incentive compensation. The compensation committee reviews all components of compensation for our NEOs. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on Company-wide compensation programs and practices. It has been our practice that all decisions with respect to our executive officers are determined and approved by the compensation committee and are also recommended to our Independent Board for approval and/or ratification.

          We use a mix of short-term compensation (base salaries and variable cash incentive compensation) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve the objectives of our executive compensation program. We determine the percentage mix of compensation structures that we think is appropriate for each of our executive officers. The compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based. In that regard, our compensation program places the greatest emphasis on long-term incentive compensation through equity grants that vest predominantly on achievement of performance goals, which we believe effectively aligns the interests of our executive officers and those of our stockholders.

          The compensation committee meets outside the presence of the executive officers and uses its judgment and experience and the recommendations of the CEO (with respect to executive officers other than himself) to determine the appropriate mix of compensation for each individual. The compensation committee has the authority to engage the services of outside consultants and advisors to assist it with making executive compensation decisions. The compensation committee retained Mercer as its independent compensation consultant to advise the compensation committee, considering SEC rules and Nasdaq listing requirements, in matters related to executive officer and director compensation for our fiscal year ending March 31, 2020, as described in more detail below. Mercer does not provide any services to us other than the executive or board compensation services provided to the compensation committee.

          In determining the target and actual compensation paid to our NEOs, the compensation committee considers a broad range of information, data and advice, including but not limited to peer group compensation data, executive experience and performance, internal pay equity, pay mix, additional responsibilities of the officer, succession planning, advice from our compensation consultant and legal counsel and input from our CEO (solely with respect to his direct reports).

          The CEO makes recommendations to the compensation committee regarding base salary levels, target variable cash incentive awards, equity awards and performance goals for both variable cash incentive compensation and performance-based equity awards for the NEOs other than himself. The compensation committee considers the recommendations of the CEO when setting compensation levels, payout opportunities and mix of pay for these NEOs.

Peer Group for Compensation Benchmarking

          Peer group compensation data is one of many factors that the compensation committee considers in setting compensation levels for each of our NEOs. Based on factors and considerations, the compensation committee may set a NEO's total compensation and each component of compensation above or below the referenced benchmark. We believe that the use of peer group data and generally targeting the market median of our peer group are key factors in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

          Each year, the compensation committee, along with benchmark analysis from our executive compensation consultant, evaluates the appropriateness of the peer group we use to benchmark and evaluate compensation levels and design. When evaluating the appropriateness of our compensation peer group, the compensation committee seeks to construct and approve a peer group of companies in similar industries of similar size to that of Virtusa. In that regard, the compensation committee evaluated existing and potential peer companies against the following criteria:

Criteria	Selections

Type	Publicly traded on a US stock exchange

Industry Groups	Software & IT Services

Annual Revenues	Revenue range of ~$600 million to ~$2.5 billion

Growth Statistics	Positive 3-year revenue growth CAGR

Employee Size	At least 3,000 employees (indicating a more employee intensive business)

          Based on these evaluation criteria, the fiscal 2019 peer group was modified with three companies removed and three companies added. In late fiscal 2019, the compensation committee approved the following newly constituted fiscal 2020 peer group, which is comprised of 16 publicly traded companies and was used for the benchmarking of fiscal 2020 compensation:

ACI Worldwide Inc.	LiveRamp Holdings, Inc.

Cardtronic plc	LogMeln, Inc.*

Corelogic, Inc.*	ManTech International Corporation

Endurance International Group Holdings Inc.	Nutanix, Inc.

EPAM Systems, Inc.	Sykes Enterprises, Incorporated

ExlService Holdings Inc.	TTEC Holdings, Inc.

FireEye, Inc.	Verint Systems, Inc.

j2 Global, Inc.	WEX Inc.*

  *  Added to peer group in fiscal year 2020

          At the time the fiscal 2020 peer group was approved, Virtusa's compensation committee evaluated the peer group across a number of relevant measures to ensure that the group represented an appropriate set of comparator companies. Among the factors considered were the following:

Attribute	Peer Group Median	Virtusa

Revenue	$1.230 billion	$1.247 billion (fiscal 2019)

Market Cap	$3.276 billion	$1.611 billion (as of March 31, 2019)

Revenue Growth (3-year CAGR)	9.1%	27.6% (through fiscal 2019)

Employee Count	3,951	21,745 (as of March 31, 2019)

Compensation Policies and Governance Practices

Stock Ownership Guidelines

          We have stock ownership guidelines to align the interests of our executive officers, including our NEOs, and non-employee directors with those of our stockholders. Under the guidelines, executives and non-employee directors are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position. The compensation committee reviewed the ownership levels and determined all our NEOs and members of the board of directors have met these guidelines. The guidelines are as follows:

Named Executive Officer	Guideline as a Multiple of Salary or Fees	In Compliance (Yes/No)

Kris Canekeratne	6 x	Yes

Ranjan Kalia	3 x	Yes

Samir Dhir	3 x	Yes

Thomas R. Holler	3 x	Yes

Keith Modder	3 x	Yes

Non-Employee Directors	4 x	Yes

          Stock ownership includes shares over which the executive has direct or indirect ownership or control, including RSUs but does not include unvested PSUs or vested or unvested stock options.

          NEOs are expected to meet their ownership guidelines within three years of becoming subject to the guidelines. For purposes of the foregoing chart, the compensation of non-employee directors' annual board cash retainer fee excludes chairman fees.

Anti-Hedging and Anti-Pledging Policies

          We have adopted insider trading policies and procedures applicable to all of our employees, including our NEOs. Our insider trading policies do not permit any insiders, including the NEOs and board members, to "hedge" ownership of Virtusa securities, or otherwise engage in short sales or purchases or sales of any other type of derivative securities with respect to Virtusa securities. In addition, no insider, including our NEOs and board members, may pledge Virtusa securities. Under our policy, we designate all executive officers and board members as "insiders", as well as any other employee who is designated as an insider by the General Counsel of the Company, if the General Counsel determines that such employee, in the ordinary course of performance of his/her duties, may have access to material, non-public information regarding the Company.

Clawback

          In May 2015, we adopted a clawback policy that provides that the board of directors has discretion to clawback the amount of excess proceeds received by, or reduce the amount of future compensation payable to, an executive of the Company for excess proceeds from incentive compensation payable to, or received by, such executive due to misconduct by such executive that resulted in a material restatement of financial statements. The clawback period is the three-year period preceding the filing of any such restated financial statements with the SEC.

Code of Ethics

          We have adopted a "code of ethics", as defined by regulations promulgated under the Securities Act and the Exchange Act, that applies to all our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at

http://www.virtusa.com/investors. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772 Attention: Investor Relations.

          We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at http://www.virtusa.com/investors and/or in our public filings with the SEC.

          For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.virtusa.com/investors.

Risk Oversight of Compensation Programs

          The compensation committee believes that our compensation program for fiscal 2020 for our NEOs is not reasonably likely to present a material adverse risk to us based on the following factors:

    •
    Our compensation program for executive officers is designed to provide a balanced mix of cash and equity, annual and longer-term incentives, and performance targets.

    •
    The base salary portion of our compensation program is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics.

    •
    Our RSUs and PSU grants generally vest over three to four years. With our performance-based shares or PSUs, in certain cases, vesting is tied to operating metrics such as revenue or non-GAAP income from operations targets, so our executives are incented to work together to maximize the Company results, not any individual metric to which the other executives are not tied or have no input or undue influence.

    •
    Maximum payout levels under the VCCP and under the PSUs are capped at 200% of target.

    •
    Our insider trading policies do not permit any insiders, including the NEOs and board members, to "hedge" ownership of Virtusa securities, or otherwise engage in short sales or purchases or sales of any other type of derivative securities with respect to Virtusa securities.

    •
    No insider, including our NEOs and board members, may pledge Virtusa securities.

    •
    Under our insider trading policy, we designate all executive officers and board members as "insiders", as well as any other employee who is designated as an insider by the General Counsel of the Company, if the General Counsel determines that such employee, in the ordinary course of performance of his/her duties, may have access to material, non-public information regarding the Company.

    •
    Our clawback policy provides that the board of directors has discretion to clawback the amount of excess proceeds received by, or reduce the amount of future compensation payable to, an executive of the Company for excess proceeds from incentive compensation payable to, or received by, such executive due to misconduct by such executive that resulted in a material restatement of financial statements. The clawback period is the three-year period preceding the filing of any such restated financial statements with the SEC.

Tax Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's CEO and certain other executive officers. However, prior to the amendment of Section 162(m) pursuant to 2017 Tax Cuts and Jobs Act ("Tax Act"), performance-based compensation was not subject to the $1 million deduction limit if certain requirements were met. Among other changes to Section 162(m), the Tax Act eliminated the exemption for performance-based compensation. The amendment to Section 162(m) is effective with respect to compensation paid in fiscal 2018 and in future years. The Tax Act includes a transition rule that allows the performance-based compensation exemption to continue for compensation payable pursuant a written binding contract in effect on November 2, 2017 that is not modified in any material respect before the compensation is paid ("Transition Rule").

          The compensation committee will consider the impact of Section 162(m) when designing our cash and equity bonus program, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines it is in our best interests. Further, to the extent that our NEOs participate in performance-based compensation plans that qualify for treatment as performance-based compensation under the Transition Rule, the compensation committee may, at its discretion, consider actions that would be considered a material modification to such plan or agreement if it determines it is in our best interests.

Severance and Change in Control Benefits

          Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs under certain circumstances, rather than negotiating severance at the time that a NEO's employment terminates. We have also determined that accelerated vesting of certain equity awards in connection with a termination following a change in control are appropriate because they will encourage our NEOs to stay focused on the business in such circumstances, rather than the potential personal implications for them. See "Payments Upon Termination or Change in Control" set forth below for a more detailed discussion.

Compensation Tables

Executive Compensation Summary

          The following table sets forth summary compensation information for the Company's NEOs, in each case, for the fiscal years ended March 31, 2020, 2019 and 2018:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Kris Canekeratne	2020	525,000	-	7,710,743	-	-	-		-		8,235,743
Chairman and Chief	2019	513,000	-	6,920,730	-	545,749	-		-		7,979,479
Executive Officer	2018	500,000	-	7,294,531	-	978,466	-		-		8,772,997
Ranjan Kalia	2020	410,000	-	2,043,348	-	-	-		-		2,453,348
Executive Vice President and	2019	400,000	-	1,864,099	-	285,868	-		-		2,549,967
Chief Financial Officer	2018	390,000	-	1,716,260	-	504,888	-		-		2,611,148
Samir Dhir	2020	410,000	-	2,077,814	-	-	-		-		2,487,814
President, Head of Americas	2019	400,000	100,000	2,330,098	-	363,832	-		-		3,193,930
	2018	360,000	100,000	1,560,266	-	587,079	-		174,857		2,782,202
Thomas R. Holler	2020	375,000	-	1,649,449	-	-	-		-		2,024,449
Executive Vice President,	2019	364,000	-	1,506,762	-	291,066	-		-		2,161,828
and Chief Strategy Officer	2018	355,000	-	1,716,260	-	518,587	-		-		2,589,847
Keith Modder	2020	315,256	-	1,807,009	-	-	32,727	(6)	103,441	(7)	2,258,433
Executive Vice President,	2019	288,975	-	1,449,854	-	259,881	10,237		79,689		2,088,636
Chief Operating Officer	2018	291,340	-	1,560,266	-	450,094	22,207		94,333		2,418,240
& Managing Director, EMEA (5)
  (1)
  All salary amounts in the table above reflect the earnings of each NEO as calculated based on the actual number of business days in each fiscal year.

  (2)
  In accordance with SEC rules, the "Stock Awards" column reflects the aggregate grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions are calculated based on the probable outcome of the performance conditions on grant date. The assumptions used in calculating the grant date fair value are set forth in the notes to our audited consolidated financial statements presented in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

  (3)
  The grant date fair value of the PSUs in the table above reflects the probable number (calculated as of the grant date) of units that the executive is expected to earn for the two-year performance period ending in Fiscal 2021. As required by SEC rules, the grant date fair values of the PSUs assuming the highest level of performance achievement are as follows:

Name	Grant Date Fair Value of Fiscal Year 2020 PSU Plan Assuming Achievement of Maximum Performance ($)
Kris Canekeratne	10,491,712
Ranjan Kalia	2,473,898
Samir Dhir	2,515,626
Thomas R. Holler	1,997,002
Keith Modder	2,187,760
  (4)
  Represent non-equity variable incentive plan compensation payouts under our VCCP with respect to the applicable fiscal year after approval by our compensation committee and the independent members of our board (no later than 75 days following the end of the fiscal year). See section "Compensation Discussion and Analysis- Variable Cash Compensation Plan" for more details.

  (5)
  Includes the following perquisites:

Perquisite	Fiscal 2020

Company-paid vehicle	$31,175

Company paid health insurance premium	$18,926

Golf and athletic club memberships	$1,324

Employee provident fund and employee trust fund contributions	$47,288

Company-owned auto expenses	$4,728

Total:	$103,441

  (6)
  All cash amounts are paid and recorded in Sri Lankan rupees and translated back into U.S. dollars using the annual average exchange rates of $.0.00557, $.0.00593 and $ 0.00652 per Sri Lankan rupee for the fiscal years ended March 31, 2020, 2019, and 2018, respectively.

  (7)
  Represents the year-over-year change in the value of accumulated pension benefits to be paid under the government-mandated Sri Lanka Defined Benefit Gratuity Plan and reflects any changes in fiscal year end exchange rates of the Sri Lankan rupee to the U.S. dollar.

Fiscal 2020 Grants of Plan-based Awards

          The compensation committee approves all our equity-based and non-equity-based awards to all our employees, including our executive officers. The expected payouts under the non-equity incentive plan awards in the table below are those under our VCCP, which is discussed above. Amounts awarded are recorded in the fiscal year to which they apply and there are no provisions for future payouts.

GRANTS OF PLAN-BASED AWARDS

										All Other Stock Awards: Number of Shares of Stock or Units (#)
												All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option or Stock Awards ($/Share)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards								Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Action Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)

Kris Canekeratne	—	—	133,750	535,000	1,070,000	—	—	—		—		—	—	—
	5/20/2019	5/14/2019	—	—	—	30,800	123,200	246,400	(3)	—		—	—	6,373,715
	5/20/2019	5/14/2019	—	—	—	—	—	—		30,800	(4)	—	—	1,337,028
Ranjan Kalia	—	—	72,500	290,000	580,000	—	—	—		—		—	—	—
	5/20/2019	5/14/2019	—	—	—	7,262	29,050	58,100	(3)	—		—	—	1,502,893
	5/20/2019	5/14/2019	—	—	—	—	—	—		12,450	(4)	—	—	540,455
Samir Dhir	—	—	91,250	365,000	730,000	—	—	—		—		—	—	—
	5/20/2019	5/14/2019	—	—	—	7,385	29,540	59,080	(3)	—		—	—	1,528,243
	5/20/2019	5/14/2019	—	—	—	—	—	—		12,660	(4)	—	—	549,571
Thomas R. Holler	—	—	72,500	290,000	580,000	—	—	—		—		—	—	—
	5/20/2019	5/14/2019	—	—	—	5,862	23,450	46,900	(3)	—		—	—	1,213,179
	5/20/2019	5/14/2019	—	—	—	—	—	—		10,050	(4)	—	—	436,271
Keith Modder	—	—	67,500	270,000	540,000	—	—	—		—		—	—	—
	5/20/2019	5/14/2019	—	—	—	6,422	25,690	51,380	(3)	—		—	—	1,329,064
	5/20/2019	5/14/2019	—	—	—	—	—	—		11,010	(4)	—	—	477,944

  (1)
  Represents amounts that could be paid under our VCCP. See section "Compensation Discussion and Analysis-Variable Cash Compensation Plan" for more details.

  (2)
  The amounts reported in this column reflect the grant date fair value of all awards computed under FASB ASC Topic 718, and for PSUs, reflect the probable outcome of the performance metrics on the grant date.

  (3)
  These PSUs were granted on May 20, 2019 under our 2015 Stock Option and Incentive Plan (the "2015 Plan") and the amounts reported reflect the threshold, target and maximum equity incentive payout levels, which amounts would be payable in shares of our common stock, if the performance thresholds are met under the terms of the awards. See the section "Compensation Discussion and Analysis- PSU Grants" for a description of the terms of the PSUs.

  (4)
  Represents a grant of RSUs with time-based vesting that vests at a rate of one third on each of June 1, 2020, 2021 and 2022.

Fiscal 2020 Outstanding Equity Awards at Fiscal Year End

          The following table sets forth certain information concerning the number of outstanding equity awards held by our NEOs at March 31, 2020:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Kris Canekeratne	11,423	(2)	324,413	—		—
	18,718	(3)	531,591	—		—
	30,800	(4)	874,720	—		—
	78,549	(5)	2,230,792	—		—
	—		—	105,000	(7)	2,982,000
	—		—	123,200	(8)	3,498,880
Ranjan Kalia	4,123	(2)	117,093	—		—
	7,600	(3)	215,840	—		—
	12,450	(4)	353,580	—		—
	18,604	(5)	528,354	—		—
	2,000	(6)	56,800	—		—
	—		—	35,000	(7)	994,000
	—		—	29,050	(8)	825,020
Samir Dhir	3,748	(2)	106,443	—		—
	9,500	(3)	269,800	—		—
	12,660	(4)	359,544	—		—
	23,254	(5)	660,414	—		—
	—		—	28,000	(7)	795,200
	—		—	29,540	(8)	838,936
Thomas R. Holler	4,123	(2)	117,093	—		—
	6,143	(3)	174,461	—		—
	10,050	(4)	285,420	—		—
	15,037	(5)	427,051	—		—
	—		—	35,000	(7)	994,000
	—		—	23,450	(8)	665,980
Keith Modder	3,748	(2)	106,443	—		—
	5,911	(3)	167,872	—		—
	11,010	(4)	312,684	—		—
	14,469	(5)	410,920	—		—
	—		—	28,000	(7)	795,200
	—		—	25,690	(8)	729,596
  (1)
  Calculated using the closing price of $28.40 of the Company's common stock on March 31, 2020, the last business day of the Company's 2020 fiscal year.

  (2)
  One-third of the RSUs granted vest annually on each of June 1, 2018, 2019 and 2020.

  (3)
  One-third of the RSUs granted vest annually on each of June 1, 2019, 2020 and 2021.

  (4)
  One-third of the RSUs granted vest annually on each of June 1, 2020, 2021 and 2022.

  (5)
  Represents awards of PSUs granted on May 17, 2018 under the 2015 Plan that met performance targets but remain subject to time-based vesting through March 1, 2021.

  (6)
  Represents a one-time grant of RSUs to Mr. Kalia which was issued on November 14, 2016, with time-based vesting, which vests in 16 equal installments, each quarter beginning on December 1, 2016 and each 3-month anniversary thereafter. The award will be fully vested on September 1, 2020.

  (7)
  These one-time, long-term 5-year PSUs were granted on August 11, 2016 under the 2015 Plan. The 5-year PSUs are earned upon attainment of the Company's pre-established performance goals and objectives at any eligible fiscal quarter end within the 5-year performance period. See the section "Compensation Discussion and Analysis—Fiscal 2017 One-time Five-Year Performance Share Unit Grants" for more details on these grants.

  (8)
  These PSUs were granted on May 20, 2019 under the 2015 Plan. Represents the number of unearned shares equal to the target award for PSUs granted in fiscal 2020 with a two-year performance measurement period beginning April 1, 2019 and ending March 31, 2021. See "Compensation Discussion and Analysis- PSU Grants" for more details.

Fiscal 2020 Option Exercises and Stock Vested

          The following table sets forth for each NEO certain information with respect to the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended March 31, 2020:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Kris Canekeratne	—	—	229,855	9,856,904
Ranjan Kalia	—	—	56,957	2,425,036
Samir Dhir	—	—	52,563	2,219,325
Thomas R. Holler	—	—	50,473	2,164,910
Keith Modder	—	—	46,443	1,989,118
(1)
Amounts disclosed in this column were calculated based on the aggregate dollar amount realized by the NEO upon the vesting of the stock, computed by multiplying the number of shares of stock vesting by the market closing price of our common stock on the vesting date in accordance with regulations promulgated under the Exchange Act.

Pension Benefits

          Our subsidiary, Virtusa (Sri Lanka) Private Limited, contributes to a defined benefit plan covering its respective employees in Sri Lanka as mandated by the Sri Lankan government. Benefits are based on the employee's years of service and compensation level. Except for Mr. Modder, none of our other NEOs are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

          The following table summarizes the defined benefit plan of our Sri Lanka subsidiary for our fiscal year ended March 31, 2020:

2020 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)		Payments During Last Fiscal Year ($)

	Sri Lanka
Keith Modder	Benefit Gratuity	19	249,458	(2)	—
	Plan

  (1)
  Under the plan, an employee's pension (gratuity) benefits vest after five years of credited service and are payable in a lump sum amount upon retirement or separation of employment from the Company in an amount equal to one-half of an employee's basic monthly salary times the number of years of credited service. The amount reflected in the table represents the accumulated benefits payable at the end of fiscal 2020.

  (2)
  Amounts are recorded in Sri Lankan rupees and were translated into U.S. dollars using the fiscal year 2020 year-end exchange rate of $ 0.00557 per rupee.

Nonqualified Deferred Compensation

          None of our NEOs are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

          The following summaries set forth potential payments payable to these executive officers upon termination of employment by us other than for cause or by the executive for good reason, or a change in control of us under the executive agreements and our other compensation programs. Cause is defined under these agreements to include willful misconduct or non-performance of duties, certain violations of our policies, the commission of a felony or misdemeanor involving moral turpitude and the failure to cooperate in certain internal or other investigations. Good reason includes a material reduction in the executive's annual base salary or targeted annual cash compensation, a substantial diminution of the executive's responsibility or authority or a more than 50-mile relocation of the executive's primary business location. The compensation committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

          Termination by us other than for cause or termination by executive for good reason, prior to a change in control. Our executive agreements with our NEOs provide that if we terminate such executive's employment other than for cause, death or disability, or if such executive terminates his employment for good reason, the executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  150% of Mr. Canekeratne's annual base salary and annual target variable cash compensation;

  •
  100% of the annual base salary and annual target variable cash compensation of Messrs. Kalia, Dhir, Holler and Modder;

  •
  A prorated share of the annual target variable cash compensation bonus, if any, which the executive officer would have earned in the year in which the termination of employment occurs;

          In addition, upon any such termination,

  •
  Mr. Canekeratne is entitled to continued health benefits for 18 months; and

  •
  Messrs. Kalia, Dhir, Holler and Modder are entitled to 12 months of continued health benefits.

          The foregoing benefits are subject to the execution of a general release by the executive officer.

          Termination by us other than for cause or termination by executive for good reason following a change in control. Our executive agreements with our NEOs provide that, in the event of a termination of employment other than for cause, death or disability, or if such executive terminates his employment for good reason, within 24 months following a change in control, such executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  200% of Mr. Canekeratne's annual base salary and annual target variable cash compensation,

  •
  150% of the annual base salary and annual target variable cash compensation of Messrs. Kalia, Dhir, Holler and Modder; and

  •
  A prorated share of the annual target variable cash compensation bonus, if any, which the executive officer would have earned in the year in which the termination of employment occurs.

          In addition, upon any such termination,

  •
  Mr. Canekeratne is entitled to continued health benefits for 24 months; and

  •
  Messrs. Kalia, Dhir, Holler and Modder are entitled to 18 months of continued health benefits.

  •
  All unvested equity awards held by each such executive officer also become fully-vested and immediately exercisable.

          The foregoing benefits are subject to the execution of a general release by the executive officer.

          Automatic acceleration of vesting upon a change in control. The terms of our executive agreements with our NEOs provide that the equity awards granted to such executive officers prior to November 2, 2017 will have their vesting accelerated by 12 months upon any change in control, regardless of whether there is a subsequent termination of employment. With respect to all equity awards granted after November 2, 2017, the acceleration of 12 months of vesting solely upon a change in control has been eliminated in the event that such awards are assumed, continued or substituted with equivalent awards following the change in control.

KRIS CANEKERATNE

The following table describes the potential payments and benefits upon employment termination or change in control for Kris Canekeratne, our chairman and CEO, as the triggering event occurred of March 31, 2020, the last business day of our last fiscal year and assuming that Mr. Canekeratne's equity awards are assumed, continued or substituted with equivalent awards in a change in control.

Executive Benefits and Payments Upon Termination	Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control

Base salary	$787,500	$787,500	$1,050,000	$-
Variable Cash Compensation (1)	802,500	802,500	1,070,000	-
Continued health benefits	15,709	15,709	20,945	-
Accrued vacation	40,387	40,387	40,387	-
Acceleration of restricted stock unit vesting(2)	-	-	7,460,396	324,413

Total	$1,646,096	$1,646,096	$9,641,728	$324,413

  (1)
  The variable cash compensation amounts reflected are based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2020.

  (2)
  As noted above, Mr. Canekeratne's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting upon a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause, death or disability or resignation for good reason within 24 months following a change in control. RSUs and PSUs granted after November 2, 2017 are not subject to acceleration of 12 months vesting solely upon a change in control. The value of accelerated vesting of RSUs and PSUs is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2020 of $28.40.

RANJAN KALIA

The following table describes the potential payments and benefits upon employment termination or change in control for Ranjan Kalia, our executive vice president and CFO, as if the triggering event occurred as of March 31, 2020, the last business day of our last fiscal year and assuming that Mr. Kalia's equity awards are assumed, continued or substituted with equivalent awards in a change in control.

Executive Benefits and Payments Upon Termination	Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control

Base salary	$410,000	$410,000	$615,000	$-
Variable Cash Compensation—Actual (1)	290,000	290,000	435,000	-
Continued health benefits	10,472	10,472	15,709	-
Accrued vacation	23,384	23,384	23,384	-
Acceleration of restricted stock unit vesting(2)	-	-	2,096,687	173,893

Total	$733,856	$733,856	$3,185,780	$173,893

  (1)
  The variable cash compensation amounts reflected are based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2020.

  (2)
  As noted above, Mr. Kalia's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting upon a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause, death or disability or resignation for good reason within 24 months following a change in control. RSUs and PSUs granted after November 2, 2017 are not subject to acceleration of 12 months vesting solely upon a change in control. The value of accelerated vesting of RSUs and PSUs is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2020 of $28.40.

SAMIR DHIR

The following table describes the potential payments and benefits upon employment termination or change in control for Samir Dhir, our president and head of Americas, as if the triggering event occurred as of March 31, 2020, the last business day of our last fiscal year and assuming that Mr. Dhir's equity awards are assumed, continued or substituted with equivalent awards in a change in control.

Executive Benefits and Payments Upon Termination	Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control

Base salary	$410,000	$410,000	$615,000	$-
Variable Cash Compensation (1)	365,000	365,000	547,500	-
Continued health benefits	10,472	10,472	15,709	-
Accrued vacation	31,541	31,541	31,541	-
Acceleration of restricted stock unit vesting(2)	-	-	2,235,137	106,443

Total	$817,013	$817,013	$3,444,887	$106,443

  (1)
  The variable cash compensation amounts reflected are based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2020.

  (2)
  As noted above, Mr. Dhir's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting upon a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause, death or disability or resignation for good reason within 24 months following a change in control. RSUs and PSUs granted after November 2, 2017 are not subject to acceleration of 12 months vesting solely upon a change in control. The value of accelerated vesting of RSUs and PSUs is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2020 of $28.40.

THOMAS R. HOLLER

The following table describes the potential payments and benefits upon employment termination or change in control for Thomas R. Holler, our executive vice president and chief strategy officer, as if the triggering event occurred as of March 31, 2020, the last business day of our last fiscal year and assuming that Mr. Holler's equity awards are assumed, continued or substituted with equivalent awards in a change in control.

Executive Benefits and Payments Upon Termination	Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control

Base salary	$375,000	$375,000	$562,500	$-
Variable Cash Compensation (1)	290,000	290,000	435,000	-
Continued health benefits	10,472	10,472	15,709	-
Accrued vacation	27,164	27,164	27,164	-
Acceleration of restricted stock unit vesting(2)	-	-	1,670,005	117,093

Total	$702,636	$702,636	$2,710,378	$117,093

  (1)
  The variable cash compensation amounts reflected are based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2020.

  (2)
  As noted above, Mr. Holler's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting upon a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause, death or disability or resignation for good reason within 24 months following a change in control. RSUs and PSUs granted after November 2, 2017 are not subject to acceleration of 12 months vesting solely upon a change in control. The value of accelerated vesting of RSUs and PSUs is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2020 of $28.40.

KEITH MODDER

The following table describes the potential payments and benefits upon employment termination or change in control for Keith Modder, our executive vice president, chief operating officer and managing director, EMEA, as if the triggering event occurred as of March 31, 2020, the last business day of our last fiscal year and assuming that Mr. Modder's equity awards are assumed, continued or substituted with equivalent awards in a change in control. All cash amounts in U.S. dollars in the table below would be paid in Sri Lankan rupees.

Executive Benefits and Payments Upon Termination	Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Resignation for Good Reason Following Change in Control	Acceleration Upon Change in Control

Base salary	$325,000	$325,000	$487,500	$-
Variable Cash Compensation (1)	270,000	270,000	405,000	-
Continued health benefits	18,926	18,926	28,389	-
Accrued vacation	24,021	24,021	24,021	-
Acceleration of restricted stock unit vesting(2)	-	-	1,727,516	106,443

Total	$637,947	$637,947	$2,672,426	$106,443

  (1)
  The variable cash compensation amounts reflected are based on the annual target variable cash compensation bonus and actual annual payouts under our VCCP for the fiscal year ended March 31, 2020.

  (2)
  As noted above, Mr. Modder's equity awards granted to him prior to November 2, 2017 are subject to 12-month acceleration of vesting upon a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause, death or disability or resignation for good reason within 24 months following a change in control. RSUs and PSUs granted after November 2, 2017 are not subject to acceleration of 12 months vesting solely upon a change in control. The value of accelerated vesting of RSUs and PSUs is calculated by reference to the closing sale price of our common stock on the NASDAQ Stock Market on March 31, 2020 of $28.40.

Equity Compensation Plan Information

          The following table provides information about the securities authorized for issuance under our equity compensation plans as of March 31, 2020, consisting of the 2015 Plan and the 2007 Stock Option and Incentive Plan:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders	1,464,060	(1)	17.87	(2)	945,643
  (1)
  Includes 113,896 shares of common stock issuable upon exercise of outstanding options, 508,479 unvested RSUs subject to time-based vesting and 841,685 unvested RSUs outstanding issuable upon the vesting of performance shares if specified performance metrics are achieved.

  (2)
  Since RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

CEO Pay Ratio

          In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd Frank Act, we determined the ratio of: (a) the annual total compensation of our CEO to (b) the annual total compensation of the median employee out of all our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

          We are required to identify the median employee once every three years unless re-calculation of the median employee is necessary or appropriate in light of a change to our employee population or compensation arrangements that would significantly impact the pay ratio disclosure. For the fiscal year ended March 31, 2020, we finished the fiscal year with a total headcount of 22,830 as compared with a total headcount of 21,745 for the fiscal year ended March 31, 2019, which is net of voluntary and involuntary attrition. Our employee population increased by approximately 5% and, accordingly, we re-identified our median employee based on our global workforce of 22,830 employees as of March 31, 2020.

          In identifying the worldwide median employee, as permitted by SEC rules, we used the consistently applied compensation measure of base salary as of March 31, 2020. We did not include independent contractors in the calculation. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using an average of monthly exchange rates for fiscal 2020.

          The following table provides information, based on our reasonable estimates, about the relationship between the annual total compensation of our CEO and the median of the annual total compensation of all our employees (except for the CEO) as of March 31, 2020.

Median Employee Annual Total Compensation	CEO Annual Total Compensation	Pay Ratio (CEO : Median Employee)
$13,076	$8,235,743	630 : 1

          We calculated the annual total compensation for the median employee in the same manner used to calculate total compensation for each of our NEOs as set forth in the "Summary Compensation Table" of this proxy statement.

          We operate in an employee-intensive industry and have a diverse, global workforce of more than 22,000 employees. The pay ratio and median annual total compensation disclosed above reflect that the bulk of our employees are located in countries that have significantly lower prevailing wages than the United States. The assumptions used in the calculation of our pay ratio are specific to our Company and our global employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

          The information disclosed in this section was developed and is provided solely to comply with specific legal requirements. We do not use this information in managing our Company. We do not believe this information provides stockholders with a useful mechanism for evaluating our management's effectiveness, operating results, or business prospects, nor for comparing our Company with any other company in any meaningful respect.

Transactions with Related Persons

          Other than compensation agreements, which are described above, since April 1, 2019, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

          Our Independent Board has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the Independent Board, the audit committee, both or neither.

Other Matters

          The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Stockholder Proposals

          Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2021 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company's principal executive offices not later than April 19, 2021. Stockholders who wish to make a proposal and/or nominate director candidates at the 2021 annual meeting—other than one that will be included in the Company's proxy statement—must notify us between June 4, 2021 and July 5, 2021. If a stockholder who wishes to present a proposal and/or nominate a director candidate fails to notify us by July 5, 2021 and such proposal and/or nomination is brought before the 2021 annual meeting, then under the SEC's proxy rules, the proxies solicited by management with respect to the 2021 annual meeting will confer discretionary voting authority with respect to the stockholder's proposal and/or nomination on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules. The chairman of the 2021 annual meeting has the power and duty to determine whether business was properly brought before the 2021 annual meeting in accordance with the Company's by-laws. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to: Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772, Attn: Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of our common stock at July 15, 2020: (i) by each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock and Series A Preferred Stock; (ii) by each director or nominee; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned(2)	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned	Percentage of Class Beneficially Owned(2)
Five percent stockholders:
Black Rock, Inc.(3)	4,465,979	13.43%	-	*
55 East 52nd Street New York, NY 10022
Orogen Viper LLC(4)	3,000,000	9.02%	108,000	100.00%
One Rockefeller Plaza New York, NY 10020
New Mountain Vantage Advisers, L.L.C.(5)	2,706,161	8.14%	-	*
787 Seventh Avenue, 49th Floor New York, NY 10019
The Vanguard Group(6)	2,529,854	7.61%	-	*
100 Vanguard Blvd. Malvern, PA 19355 New York, NY 10020
Executive officers and directors:
Kris Canekeratne(7)	693,796	2.09%	-	*
Ranjan Kalia(8)	123,942	*	-	*
Samir Dhir(9)	84,933	*	-	*
Thomas R. Holler(10)	40,630	*	-	*
Keith Modder(11)	204,650	*	-	*
Izhar Armony(12)	36,942	*	-	*
Rowland T. Moriarty(13)	459,601	1.38%	-	*
William K. O'Brien(14)	35,767	*	-	*
Al-Noor Ramji(15)	38,596	*	-	*
Barry R. Nearhos(16)	14,049	*	-	*
Joseph G. Doody(17)	15,046	*	-	*
Vikram S. Pandit(18)	3,008,650	9.05%	108,000	100%
Deborah C. Hopkins(19)	3,416	*	-	*
Abidali Neemuchwala(20)	365	*	-	*
All executive officers, directors and nominees as a group (15 persons)(21)	4,820,843	14.47%	108,000	100%

* Represents less than 1% of the outstanding common stock.

  (1)
  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding for a person or group includes shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of July 15, 2020 or shares issuable upon conversion of the Series A Preferred Stock, if applicable.

  (2)
  Applicable percentage of beneficial ownership for a person as of July 15, 2020 is based upon 33,246,972 shares outstanding at July 15, 2020 (including 3,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock), and those shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of July 15, 2020. We did not deem these shares issuable upon exercise of options outstanding, however, for the purpose of computing the percentage ownership of any other person.

  (3)
  Information herein is based on Schedule 13G/A filed by BlackRock, Inc. on February 4, 2020. The Schedule 13G/A provides that BlackRock, Inc. owns in the aggregate 4,465,979 shares of common stock and that it has sole power to vote or direct the voting of 4,408,930 of such shares and to dispose or direct the disposition of 4,465,979 of such shares. BlackRock, Inc. is deemed to be the beneficial owner of the shares as a result of BlackRock, Inc. acting as a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act.

  (4)
  Information herein is based on Schedule 13D/A filed by Orogen Viper LLC on May 22, 2017. The Schedule 13D provides that Orogen Viper LLC owns in the aggregate 3,000,000 shares of common stock, issuable upon conversion of 108,000 shares of Series A Preferred Stock. Orogen Viper LLC has shared voting power and shared dispositive power with respect to 3,000,000 of the shares of common stock beneficially owned with Orogen Holdings LLC, Vikram S. Pandit, Atairos-Orogen Holdings, LLC, Atairos Group, Inc., Atairos Partners, L.P., Atairos Partners GP, Inc., and Michael J. Angelakis, collectively referred to as the Orogen Group. Mr. Vikram S. Pandit is Chairman and CEO of Orogen Viper LLC.

  (5)
  Information herein is based on Schedule 13D/A filed by New Mountain Vantage Advisors, L.L.C. on July 7, 2020. The Schedule 13D/A provides that New Mountain Vantage Advisors, L.L.C. owns in the aggregate 2,706,161 shares of common stock and has shared voting power and shared dispositive power with respect to 2,706,161 shares beneficially owned with New Mountain Vantage GP, L.L.C and Steven B. Klinsky. New Mountain Vantage LO, L.P. is the beneficial owner of 28,517 shares, shared voting power with respect to 28,517 shares and shared dispositive power with respect to 28,517 shares. New Mountain Vantage Focus, L.P. is the beneficial owner of 144,256 shares, shared voting power with respect to 144,256 shares and shared dispositive power with respect to 144,256 shares. New Mountain Vantage (California) II, L.P. is the beneficial owner of 534,594 shares, shared voting power with respect to 534,594 shares and shared dispositive power with respect to 534,594 shares. New Mountain Vantage, L.P. is the beneficial owner of 478,923 shares, shared voting power with respect to 478,923 shares and shared dispositive power with respect to 478,923 shares. New Mountain Vantage Co-Invest II, L.P. is the beneficial owner of 1,519,871 shares, shared voting power with respect to 1,519,871 shares and shared dispositive power with respect to 1,519,871 shares. Steven B. Klinsky is the sole managing member of New Mountain Vantage GP, L.L.C. and the sole member of New Mountain Vantage Advisers, L.L.C.

  (6)
  Information herein is based on Schedule 13G/A filed by The Vanguard Group Inc. on February 12, 2020. The Schedule 13G/A provides that The Vanguard Group Inc. owns in the aggregate 2,529,854 shares of common stock, sole voting power with respect to 60,548 shares, shared voting power with respect to 4,482 shares, sole dispositive power with respect to 2,468,665 shares and shared dispositive power with respect to 61,189 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 56,707 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,323 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. is deemed to be the beneficial owner of the shares as a result of The Vanguard Group, Inc. acting as an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act.

  (7)
  Consists of 512,281 shares held directly by Mr. Canekeratne; 69,911 shares owned by Tushara Canekeratne, the spouse of Mr. Canekeratne and a former executive officer of the Company; 41,110 shares held by the Kris Canekeratne Irrevocable Trust; 41,110 shares held by the Tushara Canekeratne Irrevocable Trust; 14,692 shares held by the Kavan A. Canekeratne IDI Trust and 14,692 shares held by the Shane A. Canekeratne IDI Trust. The number of shares held by Mr. Canekeratne excludes 78,549 PSUs which were conditionally earned with respect to the fiscal year ended March 31, 2019, but remain subject to time-based vesting and that are not scheduled to vest within 60 days of July 15, 2020. Also excludes 113,455 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (8)
  Consists of 32,803 shares held directly by Mr. Kalia and 91,859 held in the Anuranjan K. Kalia Trust, u/d/t dated April 12, 2018 for the benefit of Mr. Kalia who is the beneficiary and sole trustee of the Trust and has sole power to vote and dispose the shares. Includes 1,000 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. The number of shares held by Mr. Kalia excludes 18,604 PSUs which were conditionally earned with respect to the fiscal year ended March 31, 2019, but remain subject to time-based vesting and that are not scheduled to vest within 60 days of July 15, 2020. Also excludes 40,257 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (9)
  Consists of 84,933 shares held directly by Mr. Dhir. The number of shares held by Mr. Dhir excludes 23,254 PSUs were conditionally earned with respect to the fiscal year ended March 31, 2019, but remain subject to time-based vesting and that are not scheduled to vest within 60 days of July 15, 2020. Also excludes 41,816 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (10)
  Consists of 40,630 shares held directly by Mr. Holler. The number of shares held by Mr. Holler excludes 15,037 PSUs which were conditionally earned with respect to the fiscal year ended March 31, 2019, but remain subject to time-based vesting and that are not scheduled to vest within 60 days of July 15, 2020. Also excludes 32,491 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (11)
  Consists of 204,650 shares held directly by Mr. Modder. The number of shares held by Mr. Modder excludes 14,469 PSUs which are conditionally earned with respect to the fiscal years ended March 31, 2019, but remain subject to time-based vesting and that are not scheduled to vest within 60 days of July 15, 2020. Also excludes 35,187 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (12)
  Consists of 13,811 shares held directly by Mr. Armony and 20,092 shares issuable to Mr. Armony upon the exercise of stock options exercisable within 60 days of July 15, 2020. Includes 3,039 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,196 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares. Mr. Armony is a general partner of the general partner of Charles River Partnership XI, L.P. Pursuant to the terms of the Charles River Partnership XI, L.P. partnership agreement, Mr. Armony is obligated to transfer the stock options held by him, or the underlying shares or proceeds from the exercise and sale thereof, to charity.

  (13)
  Consists of 120,074 shares held directly by Mr. Moriarty, 234,456 shares held by Rubex LLC, a limited liability company of which Mr. Moriarty is chief investment officer; 59,195 shares held by Movex, LLC, a limited liability company of which Mr. Moriarty exerts voting and investment control; 39,500 shares held by the Moriarty Family Charitable Foundation of which Mr. Moriarty's spouse is the trustee; 672 shares held by the Charles Moriarty Trust of which Mr. Moriarty exerts voting and investment control and 2,665 shares issuable to Mr. Moriarty upon the exercise of stock options exercisable within 60 days of July 15, 2020. Includes 3,039 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,196 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares. Mr. Moriarty disclaims any beneficial ownership of the shares held by Rubex LLC, Movex, LLC, Charles Moriarty Trust and the Moriarty Family Charitable Foundation, except to the extent of his pecuniary interest, if any.

  (14)
  Includes 12,636 shares held directly by Mr. O'Brien and 20,092 shares issuable to Mr. O'Brien upon the exercise of stock options exercisable within 60 days of July 15, 2020. Includes 3,039 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,196 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (15)
  Includes 12,636 shares held directly by Mr. Ramji and 22,921 shares issuable to Mr. Ramji upon the exercise of stock options exercisable within 60 days of July 15, 2020. Includes 3,039 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,196 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (16)
  Includes 11,010 shares held directly by Mr. Nearhos. Includes 3,039 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,196 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (17)
  Includes 12,007 shares held directly by Mr. Doody. Includes 3,039 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,196 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (18)
  Includes 5,611 shares held directly by Mr. Pandit. Includes 3,039 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Also includes 3,000,000 shares of common stock issuable upon conversion of 108,000 shares of Series A Preferred Stock beneficially owned by Mr. Pandit with the other members of the Orogen Group described in footnote (4) above. Mr. Pandit along with the other members of the Orogen Group that have shared voting and dispositive power can be attributed beneficial ownership of all of the shares beneficially owned by Orogen Viper LLC. All members of the Orogen Group, including Mr. Pandit, disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Excludes 3,196 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (19)
  Includes 1,115 shares held directly by Ms. Hopkins. Includes 2,301 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,490 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (20)
  Includes 365 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Excludes 3,868 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantee retains no voting rights in RSUs until settlement of the underlying shares.

  (21)
  Includes an aggregate of 65,770 shares issuable upon exercise of stock options exercisable within 60 days of July 15, 2020 held by our six executive officers (including our EVP and CPO) and nine independent directors. The number of shares held by these executive officers and directors excludes an aggregate of 163,349 PSUs which were conditionally earned with respect to the fiscal year ended March 31, 2019, but remain subject to time-based vesting and that are not scheduled to vest within 60 days of July 15, 2020. Includes an aggregate of 24,939 RSUs subject to time-based vesting that are scheduled to vest within 60 days of July 15, 2020. Also includes 3,000,000 shares of common stock issuable upon conversion of 108,000 shares of Series A Preferred Stock beneficially owned by Mr. Pandit with the other members of the Orogen Group described in footnote (4) above. Mr. Pandit along with the other members of the Orogen Group that have shared voting and dispositive power can be attributed beneficial ownership of all of the shares beneficially owned by Orogen Viper LLC. All members of the Orogen Group, including Mr. Pandit, disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Excludes an aggregate of 322,025 RSUs subject to time-based vesting that are not scheduled to vest within 60 days of July 15, 2020. The grantees retain no voting rights in RSUs until settlement of the underlying shares.

Forward-Looking Statements

          This proxy statement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts are forward-looking statements. These statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our Annual Report on Form 10-K for the year ended March 31, 2020, as such disclosure may be updated in our quarterly reports on Form 10-Q and our current reports on Form 8-K.

Householding Of Proxy Materials

          Our 2020 Annual Report, including audited financial statements for the fiscal year ended March 31, 2020, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called "householding", is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any stockholder who sends a written request to Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772, Attn: Secretary. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy if to any stockholder who sends a written request to Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772, Attn: Secretary.

Appendix A

Reconciliation of GAAP and Non-GAAP Financial Measures

          The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the fiscal years ended March 31:

	Fiscal Year Ended March 31,
	2020	2019	2018
	(in thousands, except share
	and per share amounts)
GAAP income from operations	$80,212	$70,268	$46,387
Add: Stock-based compensation expense	15,716	29,056	27,411
Add: Acquisition-related charges and restructuring charges (1)	17,915	23,904	13,278

Non-GAAP income from operations	$113,843	$123,228	$87,076

GAAP operating margin	6.1%	5.6%	4.5%
Effect of above adjustments to income from operations	2.6%	4.3%	4.0%

Non-GAAP operating margin	8.7%	9.9%	8.5%

GAAP net income (loss) available to Virtusa common stockholders	$43,552	$11,796	$(2,709)
Add: Stock-based compensation expense	15,716	29,056	27,411
Add: Acquisition-related charges and restructuring charges (1)	18,182	25,710	13,346
Add: Non-recurring third party financing costs (9)	—	—	701
Add: Impairment of investment (10)	184	1,411	—
Add: Other impairment charge (11)	—	3,955	—
Add: Foreign currency transaction losses (2)	15,999	13,130	3,543
Add: Impact from the Tax Act (8)	—	(1,628)	22,724
Tax adjustments (3)	(26,080)	(16,365)	(14,037)
Less: Noncontrolling interest, net of taxes (4)	(44)	(68)	(1,469)

Non-GAAP net income available to Virtusa common stockholders	$67,509	$66,997	$49,510

GAAP diluted earnings (loss) per share (6)	$1.42	$0.38	$(0.09)
Effect of stock-based compensation expense (7)	0.47	0.86	0.85
Effect of acquisition-related charges and restructuring charges (1) (7)	0.54	0.77	0.41
Effect of non-recurring third party financing costs (9) (7)	—	—	0.02
Effect of impairment of investment (10) (7)	—	0.04	—
Effect of other impairment charge (11) (7)	—	0.12	—
Effect of foreign currency transaction losses (2) (7)	0.48	0.39	0.11
Effect of impact from the Tax Act (7) (8)	—	(0.05)	0.70
Tax adjustments (3) (7)	(0.77)	(0.49)	(0.43)
Effect of noncontrolling interest (4) (7)	—	—	(0.05)
Effect of dividend on Series A Convertible Preferred Stock (6) (7)	0.13	0.13	0.10
Effect of change in dilutive shares for non-GAAP (6)	(0.13)	(0.03)	0.01

Non-GAAP diluted earnings per share (5) (7)	$2.14	$2.12	$1.63

(1)
Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, transaction-related professional fees, acquisition-related retention bonuses,

  changes in the fair value of contingent consideration liabilities, accreted interest related to deferred acquisition payments, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs. Restructuring charges, when applicable, include termination benefits, facility exit costs as well as certain professional fees related to restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Fiscal Year Ended March 31,
	2020	2019	2018
Amortization of intangible assets	$14,675	$11,394	$10,089
Acquisition and integration costs	3,240	12,101	1,821
Restructuring charges	—	409	1,368

Acquisition-related charges included in costs of revenue and operating expense	17,915	23,904	13,278
Accreted interest related to deferred acquisition payments	267	1,806	68

Total acquisition-related charges and restructuring charges	$18,182	$25,710	$13,346

(2)
Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(3)
Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods, excluding the initial impact of our election to treat certain subsidiaries as disregarded entities for U.S. tax purposes. Tax adjustments also assumes application of foreign tax credit benefits in the United States.

(4)
Noncontrolling interest represents the minority stockholders interest of Polaris.

(5)
Non-GAAP diluted earnings per share is subject to rounding.

(6)
During the fiscal year ended March 31, 2020 and 2019, all of the 3,000,000 shares of Series A Convertible Preferred Stock were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

  The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using if-converted method to calculate the non-GAAP diluted earnings per share for the fiscal year ended March 31, 2020, 2019 and 2018:

	Fiscal Year Ended March 31,
	2020	2019	2018
Non-GAAP net income available to Virtusa common stockholders	$67,509	$66,997	$49,510
Add: Dividends and accretion on Series A Convertible Preferred Stock	4,350	4,350	3,262

Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$71,859	$71,347	$52,772

GAAP dilutive weighted average shares outstanding	30,654,527	30,659,654	29,397,350
Add: Incremental dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	—	—	728,820
Add: Incremental effect of Series A Convertible Preferred Stock as converted	3,000,000	3,000,000	2,250,000

Non-GAAP dilutive weighted average shares outstanding	33,654,527	33,659,654	32,376,170

(7)
To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

(8)
Impact from the U.S. government enacted comprehensive tax legislation ("Tax Act").

(9)
Non-recurring third party financing costs related to the new credit facility.

(10)
Other-than-temporary impairment of available-for-sale securities recognized in earnings.

(11)
Impairment related to a long-lived asset

Appendix B

Information Concerning Persons Who Are Deemed Participants in Virtusa Corporation's Solicitation of Proxies

          The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees and executive officers of Virtusa Corporation who, under SEC rules, are deemed to be "participants" in our solicitation of proxies from our stockholders in connection with the 2020 annual meeting of stockholders.

Directors and Nominees

          The following table sets forth the names and business addresses of our current directors and nominees. The principal occupation or employment of each non-employee director or nominee who are deemed to be a participant is set forth in the section of this proxy statement entitled "Who We Are."

Name	Business Address
Kris Canekeratne	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Izhar Armony	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Rowland T. Moriarty	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
William K. O'Brien	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Al-Noor Ramji	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Barry R. Nearhos	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Joseph G. Doody	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Vikram S. Pandit	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Deborah C. Hopkins	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772
Abidali Neemuchwala	Virtusa Corporation 132 Turnpike Road Southborough, Massachusetts 01772

Executive Officers and Other Employees

          The principal occupations of our executive officers and other employees who are deemed "participants" in our solicitation of proxies are set forth below. The principal occupation refers to such person's position with our company and the business address is Virtusa Corporation, 132 Turnpike Road, Southborough, Massachusetts 01772.

Name	Position
Kris Canekeratne	Chief Executive Officer and Chairman of the Board of Directors
Ranjan Kalia	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Samir Dhir	President and Head of Americas
Thomas R. Holler	Executive Vice President and Chief Strategy Officer
Keith Modder	Executive Vice President, Chief Operating Officer and Managing Director, EMEA
Sundararajan Narayanan	Executive Vice President and Chief People Officer
Paul D. Tutun	General Counsel

Information Regarding Ownership of Company Securities by Participants

          Except as described in this Appendix B, or as otherwise indicated in the "Security Ownership of Certain Beneficial Owners and Management" section of this proxy statement, none of the persons listed above under "Directors and Nominees" and "Executive Officers and Other Employees" beneficially owns any of our securities of record. The number of shares of our common stock held by directors, nominees and the named executive officers as of July 15, 2020, is set forth in the "Security Ownership of Certain Beneficial Owners and Management" section of this proxy statement.

Information Regarding Transactions in Our Securities by Participants

          The following table sets forth purchases and sales during the past two years of shares of our common stock by the persons listed above under "Directors and Nominees" and "Executive Officers and Other Employees." Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
Kris Canekeratne	5/17/2018	28,076	(4)
	5/23/2018	254,310	(4)
	6/1/2018	(4,445)	(3)
	6/1/2018	(5,077)	(3)
	6/4/2018	(8,000)	(1)
	6/5/2018	(16,000)	(1)
	7/11/2018	(6,000)	(1)
	7/12/2018	(6,000)	(1)
	9/4/2018	(37,304)	(3)
	12/28/2018	(1,480)	(1)
	12/31/2018	(10,520)	(1)

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
	1/4/2019	(12,000)	(1)
	2/14/2019	(12,000)	(1)
	2/15/2019	(13,840)	(1)
	2/19/2019	(10,160)	(1)
	3/1/2019	45,000	(4)
	3/1/2019	(17,064)	(3)
	3/1/2019	(8,206)	(3)
	3/11/2019	38,175	(2)
	3/11/2019	(38,175)	(6)
	3/11/2019	(24,000)	(1)
	3/28/2019	(12,000)	(1)
	4/10/2019	(12,000)	(1)
	5/3/2019	(12,000)	(1)
	5/14/2019	117,236	(4)
	5/20/2019	30,800	(4)
	6/1/2019	(5,072)	(3)
	6/1/2019	(4,155)	(3)
	9/3/2019	(17,178)	(1)
	3/2/2020	(72,254)	(3)
	5/18/2020	83,562	(4)
	6/1/2020	(5,067)	(3)
	6/1/2020	(4,151)	(3)
	6/1/2020	(4,553)	(3)
Tushara Canekeratne	4/16/2018	(3,000)	(1)
	5/1/2018	(3,000)	(1)
	6/1/2018	(3,000)	(1)
	7/5/2018	(3,000)	(1)
	8/17/2018	(3,000)	(1)
	1/16/2018	(10,000)	(1)
	2/12/2019	(10,000)	(1)
	3/1/2019	(10,000)	(1)
	4/1/2019	(10,000)	(1)
	5/1/2019	(7,500)	(1)
	5/29/2019	(16,350)	(7)
	6/13/2019	(7,500)	(1)
	7/1/2019	(7,500)	(1)
	9/4/2019	(15,000)	(1)
	10/23/2019	(7,500)	(1)
	11/12/2019	(7,500)	(1)
	12/2/2019	(7,500)	(1)
Ranjan Kalia	5/17/2018	11,399	(4)
	5/21/2018	6,135	(2)
	5/21/2018	(3,488)	(6)
	5/23/2018	53,543	(4)
	6/1/2018	(1,511)	(3)
	6/1/2018	(445)	(3)
	6/1/2018	(1,833)	(3)
	6/5/2018	2,139	(2)
	6/5/2018	(2,139)	(6)

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
	6/5/2018	(2,647)	(6)
	9/4/2018	(445)	(3)
	9/4/2018	(7,854)	(3)
	12/3/2018	(445)	(3)
	2/12/2019	(6,386)	(6)
	2/12/2019	(2,500)	(6)
	2/13/2019	(2,500)	(6)
	2/20/2019	(900)	(6)
	2/22/2019	(2,642)	(6)
	2/27/2019	(2,500)	(6)
	3/1/2019	15,000	(4)
	3/1/2019	(4,468)	(3)
	3/1/2019	(295)	(3)
	3/1/2019	(2,010)	(3)
	3/11/2019	(90,695)	(7)
	5/14/2019	27,766	(4)
	5/20/2019	12,450	(4)
	6/3/2019	(445)	(3)
	6/3/2019	(1,831)	(3)
	6/3/2019	(1,687)	(3)
	6/4/2019	(4,958)	(7)
	9/3/2019	(444)	(3)
	9/3/2019	(4,068)	(3)
	12/2/2019	(444)	(3)
	12/10/2019	(6,206)	(7)
	3/2/2020	(12,716)	(3)
	3/2/2020	(347)	(3)
	5/18/2020	28,156	(4)
	6/1/2020	(444)	(3)
	6/1/2020	(1,829)	(3)
	6/1/2020	(1,686)	(3)
	6/1/2020	(1,841)	(3)
Anuranjan K. Kalia Revocable Trust, u/d/t dated April 12, 2018	3/11/2019	90,695	(8)
	6/4/2019	4,958	(8)
	12/10/2019	6,206	(8)
Samir Dhir	5/17/2018	14,249	(4)
	5/23/2018	48,676	(4)
	6/1/2018	(726)	(3)
	6/1/2018	(1,175)	(3)
	6/11/2018	(4,000)	(6)
	8/13/2018	(4,000)	(1)
	9/4/2018	(6,223)	(3)
	11/1/2018	(4,000)	(1)
	2/1/2019	(4,000)	(1)
	3/1/2019	12,000	(4)
	3/1/2019	(3,921)	(3)
	3/1/2019	(1,188)	(3)
	5/1/2019	(4,000)	(1)

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
	5/14/2019	34,706	(4)
	5/20/2019	12,660	(4)
	6/3/2019	(1,284)	(3)
	6/3/2019	(2,015)	(3)
	8/30/2019	(4,000)	(1)
	9/3/2019	(5,641)	(3)
	11/1/2019	(4,000)	(1)
	2/3/2020	(4,000)	(1)
	3/2/2020	(12,497)	(3)
	5/18/2020	28,625	(4)
	6/1/2020	(1,846)	(3)
	6/1/2020	(2,340)	(3)
	6/1/2020	(2,078)	(3)
Thomas R. Holler	5/17/2018	9,214	(4)
	5/23/2018	53,543	(4)
	5/24/2018	(7,500)	(6)
	6/1/2018	(1,378)	(3)
	6/1/2018	(1,833)	(3)
	9/1/2018	(7,854)	(3)
	2/4/2019	(24,197)	(1)
	3/1/2019	15,000	(4)
	3/1/2019	(4,475)	(3)
	3/1/2019	(1,450)	(3)
	5/14/2019	22,443	(4)
	5/20/2019	10,050	(4)
	6/3/2019	(1,831)	(3)
	6/3/2019	(1,364)	(3)
	9/3/2019	(3,289)	(3)
	11/12/2019	(10,525)	(6)
	3/2/2020	(12,626)	(3)
	5/18/2020	22,718	(4)
	6/1/2020	(1,829)	(3)
	6/1/2020	(1,362)	(3)
	6/1/2020	(1,486)	(3)
Keith Modder	5/17/2018	(5,706)	(6)
	5/17/2018	8,866	(4)
	5/17/2018	(8,294)	(6)
	5/23/2018	48,676	(4)
	6/1/2018	(816)	(3)
	6/1/2018	(900)	(3)
	9/1/2018	(3,855)	(3)
	2/13/2019	17,716	(2)
	3/1/2019	12,000	(4)
	3/1/2019	(2,880)	(3)
	3/1/2019	(1,165)	(3)
	5/14/2019	21,595	(4)
	5/20/2019	11,010	(4)
	6/3/2019	(900)	(3)
	6/3/2019	(710)	(3)

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
	9/3/2019	(1,711)	(3)
	2/12/2020	(2,427)	(6)
	2/13/2020	(7,573)	(6)
	2/14/2020	(10,000)	(6)
	3/2/2020	(5,871)	(3)
	5/18/2020	24,890	(4)
	6/1/2020	(675)	(3)
	6/1/2020	(532)	(3)
	6/1/2020	(661)	(3)
Sundararajan Narayanan	5/23/2018	38,940	(4)
	6/1/2018	(235)	(3)
	6/1/2018	(387)	(3)
	6/1/2018	(883)	(3)
	6/13/2018	(2,000)	(6)
	9/4/2018	(4,441)	(3)
	2/12/2019	(6,000)	(6)
	3/1/2019	7,500	(4)
	3/1/2019	(2,277)	(3)
	3/1/2019	(680)	(3)
	5/14/2019	20,053	(4)
	5/20/2019	9,000	(4)
	6/3/2019	(387)	(3)
	6/3/2019	(882)	(3)
	6/3/2019	(807)	(3)
	9/3/2019	(2,849)	(3)
	11/26/2019	(613)	(6)
	11/27/2019	(1,887)	(6)
	3/2/2020	(8,295)	(3)
	5/18/2020	20,343	(4)
	6/1/2020	(1,331)	(3)
	6/1/2020	(1,217)	(3)
	6/1/2020	(1,331)	(3)
Al-Noor Ramji	9/7/2018	2,467	(4)
	9/17/2019	3,558	(4)
Joseph G. Doody	9/7/2018	2,467	(4)
	5/31/2019	5,000	(5)
	9/17/2019	3,558	(4)
Vikram S. Pandit	9/7/2018	2,467	(4)
	9/17/2019	3,558	(4)
Izhar Armony	9/7/2018	2,467	(4)
	6/14/2019	1,175	(2)
	9/17/2019	3,558	(4)
Rowland T. Moriarty	6/1/2018	(5,000)	(6)
	6/1/2018	(5,000)	(6)
	9/7/2018	2,467	(4)
	6/5/2019	5,518	(2)
	6/5/2019	5,723	(2)
	9/17/2019	3,558	(4)
	12/19/2019	(672)	(7)

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
Charles Moriarty Trust	12/19/2019	672	(8)
Rubex LLC	4/12/2019	65,372	(8)
Rowgra, LLC	4/12/2019	(65,372)	(7)
William K. O'Brien	6/5/2018	14,074	(2)
	6/5/2018	(14,074)	(6)
	9/7/2018	2,467	(4)
	9/17/2019	3,558	(4)
	11/12/2019	9,397	(2)
	11/12/2019	(9,397)	(6)
Deborah C. Hopkins	9/7/2018	881	(4)
	9/7/2018	2,467	(4)
	9/17/2019	3,558	(4)
Barry R. Nearhos	9/7/2018	2,467	(4)
	9/17/2019	3,558	(4)
Abidali Neemuchwala	6/18/2020	1,097	(4)
	6/18/2020	3,136	(4)
Paul D. Tutun (non-Section 16)	5/17/2018	5,500	(4)
	5/24/2018	(440)	(6)
	5/25/2018	(100)	(6)
	5/31/2018	(736)	(6)
	6/1/2018	(235)	(3)
	6/1/2018	(194)	(3)
	6/1/2018	(451)	(3)
	6/1/2018	(421)	(3)
	6/1/2018	(60)	(3)
	6/1/2018	(1,194)	(6)
	6/4/2018	(4,851)	(6)
	6/11/2018	(1,162)	(6)
	6/12/2018	(800)	(6)
	9/1/2018	(555)	(3)
	9/1/2018	(60)	(3)
	12/1/2018	(60)	(3)
	2/12/2019	(2,612)	(6)
	2/13/2019	(330)	(6)
	3/1/2019	3,000	(4)
	3/1/2019	(829)	(3)
	3/1/2019	(881)	(3)
	3/1/2019	(60)	(3)
	3/12/2019	(2,477)	(6)
	3/13/2019	(500)	(6)
	5/20/2019	5,000	(4)
	6/1/2019	(194)	(3)
	6/1/2019	(405)	(3)
	6/1/2019	(450)	(3)
	6/1/2019	(420)	(3)
	6/25/2019	5,500	(4)
	9/1/2019	(534)	(3)
	3/1/2020	(1,203)	(3)
	5/18/2020	4,550	(4)
	5/18/2020	5,000	(4)
(1)
Disposed—Open Market Sale Pursuant to Rule 10b5-1 Plan

(2)
Acquired—Stock Option Exercises

(3)
Disposed—Shares withheld to satisfy tax withholding obligations in connection with the vesting of Restricted Stock Unit Awards

(4)
Acquired—Restricted Stock Unit Grants

(5)
Acquired—Open Market

(6)
Disposed—Open Market

(7)
Disposed—Gift

(8)
Acquired—Gift

Miscellaneous Information Regarding Participants

          Except as described in this Appendix B or otherwise disclosed in this proxy statement, no person listed above under "Directors and Nominees" and "Executive Officers and Other Employees" or any of his or her "associates" beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries. Furthermore, except as described in this Appendix B or otherwise disclosed in this proxy statement, no such person or any of his or her associates is either a party to any transaction or series of similar transactions in the last fiscal year, or any currently proposed transaction or series of similar transactions (1) to which the Company or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $120,000 and (3) in which such person or associate had or will have a direct or indirect material interest.

          Except as described in this Appendix B or otherwise disclosed in this proxy statement, no person listed above under "Directors and Nominees" and "Executive Officers and Other Employees" or any of his or her associates has entered into any arrangement or understanding with any person with respect to (1) any future employment with the Company or its affiliates, or (2) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix B or otherwise disclosed in this proxy statement, there are no contracts, arrangements or understandings by any of the persons listed under "Directors and Nominees" and "Executive Officers and Other Employees" within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

          Except as described in this Appendix B or otherwise disclosed in this proxy statement, no persons listed under "Directors and Nominees" and "Executive Officers and Other Employees" has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2020 annual meeting of stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interests).

WHITE PROXY CARD Virtusa Corporation Proxy for Annual Meeting of Stockholders October 2, 2020, 8:00 A.M. EDT YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 P.M. Eastern Time the day before the Annual Meeting date. VOTE BY INTERNET – WWW.CESVOTE.COM Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions. OR VOTE BY TELEPHONE – 1-888-693-8683 Use a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions. OR VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Virtusa Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card Important notice regarding the availability of the proxy materials for the Annual Meeting of Stockholders to be held on October 2, 2020 at 8:00 A.M. EDT: The Proxy Statement, Annual Report to Stockholders, and instructions to pre-register to attend the annual meeting virtually are available at www.ViewOurMaterial.com/VRTU. If you plan to participate in the virtual meeting, you will need to pre-register by 8:00 A.M. EDT on October 1, 2020. If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. The Board of Directors recommends a vote FOR items 1, 2 and 3. WHITE PROXY CARD To ratify the appointment of the firm of KPMG LLP, as our independent registered public accounting firm, for the fiscal year ending March 31, 2021. The board recommends a vote FOR this proposal number 2. 2. 1. To elect two members to the board of directors, nominated by the board of directors, to serve for a three-year term as Class I directors, in each case until his/her respective successor has been duly elected qualified, or until his/her earlier death, resignation or removal. The board recommends a vote FOR each nominee. CLASS I NOMINEES: and FOR AGAINST ABSTAIN FOR FOR WITHHOLD WITHHOLD (01) Al-Noor Ramji (02) Joseph G. Doody 3. To approve, on an advisory basis, the compensation of our Named Executive Officers. The board recommends a vote FOR this proposal number 3. FOR ABSTAIN AGAINST Stockholder Signature Date Stockholder (Joint Owner) Signature Date Please sign exactly as your name or names appear on the records of the Company and date. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer give full title. CONTROL NUMBER PRELIMINARY – SUBJECT TO COMPLETION

Virtusa Corporation Proxy for Annual Meeting of Stockholders October 2, 2020, 8:00 A.M. EDT TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. VIRTUSA CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 2, 2020, 8:00 A.M. EDT WHITE PROXY CARD SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held virtually via https://www.cesonlineservices.com/vrtu20_vm on October 2, 2020 at 8:00 a.m. local time, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated [•], a copy of which has been received by the undersigned. THIS WHITE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS WHITE PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, TO THE EXTENT PERMITTED BY RULE 14a-4(c) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. YOU MAY ALSO SUBMIT YOUR VOTE VIA THE INTERNET (WWW.CESVOTE.COM) BY FOLLOWING THE INSTRUCTIONS IN THE SECURE WEBSITE OR BY TELEPHONE (1-888-693-8683) BY FOLLOWING THE INSTRUCTIONS IN THE RECORDED MESSAGE. IF YOU VOTE VIA THE INTERNET OR VIA TELEPHONE OR HAVE PREVIOUSLY SENT YOUR PROXY IN, YOU WILL NOT LIMIT YOUR RIGHT TO VOTE VIRTUALLY AT THE ANNUAL MEETING. See Reverse Side

WHITE PROXY CARD Virtusa Corporation Proxy for Annual Meeting of Stockholders October 2, 2020, 8:00 A.M. EDT YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 P.M. Eastern Time the day before the Annual Meeting date. VOTE BY INTERNET – WWW.CESVOTE.COM Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions. OR VOTE BY TELEPHONE – 1-888-693-8683 Use a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions. OR VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Virtusa Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card Important notice regarding the availability of the proxy materials for the Annual Meeting of Stockholders to be held on October 2, 2020 at 8:00 A.M. EDT: The Proxy Statement, Annual Report to Stockholders, and instructions to pre-register to attend the annual meeting virtually are available at www.ViewOurMaterial.com/VRTU. If you plan to participate in the virtual meeting, you will need to pre-register by 8:00 A.M. EDT on October 1, 2020. If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. The Board of Directors recommends a vote FOR items 1, 2 and 3. WHITE PROXY CARD To ratify the appointment of the firm of KPMG LLP, as our independent registered public accounting firm, for the fiscal year ending March 31, 2021. The board recommends a vote FOR this proposal number 2. 2. 1. To elect two members to the board of directors, nominated by the board of directors, to serve for a three-year term as Class I directors and, with respect to the holders of our Series A Convertible Preferred Stock, one (1) Series A director, until his/her successor is duly elected and qualified or until such Series A director's right to hold the office terminates, whichever occurs earlier, in each case until his/her respective successor has been duly elected and qualified, or until his/her earlier death, resignation or removal. The board recommends a vote FOR each nominee. CLASS I NOMINEES: FOR AGAINST ABSTAIN 3. To approve, on an advisory basis, the compensation of our Named Executive Officers. The board recommends a vote FOR this proposal number 3. FOR FOR WITHHOLD WITHHOLD (01) Al-Noor Ramji (02) Joseph G. Doody SERIES A NOMINEE: (03) Vikram S. Pandit FOR ABSTAIN AGAINST FOR WITHHOLD Stockholder Signature Date Stockholder (Joint Owner) Signature Date Please sign exactly as your name or names appear on the records of the Company and date. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer give full title. CONTROL NUMBER PRELIMINARY – SUBJECT TO COMPLETION

Virtusa Corporation Proxy for Annual Meeting of Stockholders October 2, 2020, 8:00 A.M. EDT TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. VIRTUSA CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 2, 2020, 8:00 A.M. EDT WHITE PROXY CARD SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held virtually via https://www.cesonlineservices.com/vrtu20_vm on October 2, 2020 at 8:00 a.m. local time, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated [•], a copy of which has been received by the undersigned. THIS WHITE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS WHITE PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, TO THE EXTENT PERMITTED BY RULE 14a-4(c) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. YOU MAY ALSO SUBMIT YOUR VOTE VIA THE INTERNET (WWW.CESVOTE.COM) BY FOLLOWING THE INSTRUCTIONS IN THE SECURE WEBSITE OR BY TELEPHONE (1-888-693-8683) BY FOLLOWING THE INSTRUCTIONS IN THE RECORDED MESSAGE. IF YOU VOTE VIA THE INTERNET OR VIA TELEPHONE OR HAVE PREVIOUSLY SENT YOUR PROXY IN, YOU WILL NOT LIMIT YOUR RIGHT TO VOTE VIRTUALLY AT THE ANNUAL MEETING. See Reverse Side